Exhibit 10.1

NOTE PURCHASE AGREEMENT

Dated as of July 26, 2005

by and among

ITC^DELTACOM, INC.

as Parent

INTERSTATE FIBERNET, INC.

as Issuer

THE SUBSIDIARY GUARANTORS NAMED HEREIN

as Subsidiary Guarantors

THE NOTE PURCHASERS NAMED HEREIN

as Note Purchasers

TENNENBAUM CAPITAL PARTNERS, LLC

as Agent

and

TCP AGENCY SERVICES, LLC

as Collateral Agent

i

ii

SCHEDULES

Schedule I	Note Purchasers
Schedule II	Subsidiary Guarantors
Schedule III	Intentionally Omitted
Schedule IV	Competitors
Schedule V	Restructuring Charges
Schedule VI	Events of Default
Schedule VII	Asset Sales
Schedule 4.01(a)(ii)	Pending Good Standing
Schedule 4.01(a)(iii)	Pending Licenses, Permits and Other Approvals
Schedule 4.01(b)	Subsidiaries
Schedule 4.01(d)	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	Disclosed Litigation
Schedule 4.01(o)	Exceptions to Material Adverse Effect/Change
Schedule 4.01(p)	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(r)	Open Years; Unpaid Tax Liabilities; Adjusted Tax Bases
Schedule 4.01(t)	Surviving Debt
Schedule 4.01(v)	Liens
Schedule 4.01(w)	Owned Real Property
Schedule 4.01(x)	Leased Real Property
Schedule 4.01(y)	Investments
Schedule 4.01(z)	Intellectual Property
Schedule 4.01(aa)	Material Contracts
Schedule 5.02(h)	Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Financial Covenants Certificate
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Intercreditor and Subordination Agreement
Exhibit F	-	Form of Opinion of Counsel to the Obligors
Exhibit G	-	Form of Guaranty Supplement
Exhibit H	-	Form of Account Control Agreement
Exhibit I	-	Form of Solvency Certificate

iii

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT is made and entered into as of July 26, 2005 (this “Agreement”), by and among ITC^DeltaCom, Inc., a Delaware corporation (the “Parent”), Interstate FiberNet, Inc., a Delaware corporation (the “Issuer”), the subsidiary guarantors listed on the signature page hereof, the banks, financial institutions and other institutional lenders listed on Schedule I hereto (the “Note Purchasers”), Tennenbaum Capital Partners, LLC, a Delaware limited liability company (“TCP”), as agent (together with any successor agent appointed pursuant to Article VIII, the “Agent”) for the Note Purchasers, and TCP Agency Services, LLC, a Delaware limited liability company, as collateral agent (together with any successor collateral agent the “Collateral Agent” and, together with the Agent, the “Agents”).

RECITALS:

WHEREAS, the Parent, the Issuer, the Subsidiary Guarantors, and the banks and financial institutions listed on the signature pages thereof as Lenders (the “Second Lien Lenders”) and General Electric Capital Corporation, as administrative and collateral agent, entered into that certain Amended and Restated Credit Agreement, dated as of March 29, 2005 (the “Existing Second Lien Credit Agreement”);

WHEREAS, the Parent, the Issuer, the Subsidiary Guarantors thereunder, the lenders from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent and collateral agent, entered into that certain Third Amended and Restated Credit Agreement, dated as of March 29, 2005 (the “Third Amended ITCD Credit Agreement”);

WHEREAS, the Parent, the Issuer, the Subsidiary Guarantors, the lenders from time to time party thereto and WCAS (as defined below), as administrative agent and collateral agent, entered into that certain Credit Agreement, dated as of March 29, 2005 (the “Original Third Lien Credit Agreement”);

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which senior secured notes in the aggregate principal amount of $209,000,000 (as more clearly set forth in Section 2.01 hereof) (collectively, the “Notes”) shall be purchased by the Note Purchasers, the proceeds from which are to be used to repay any and all amounts owing by the Obligors under the Third Amended ITCD Credit Agreement and for general working capital purposes;

WHEREAS, concurrently herewith, the Parent, the Issuer, the Subsidiary Guarantors, certain Lenders (as defined in the Original Third Lien Credit Agreement) and certain of the Note Purchasers (collectively, the “New Third Lien Lenders”) are amending and restating the Original Third Lien Credit Agreement (the “New Third Lien Securities Purchase Agreement”) pursuant to which the New Third Lien Lenders are purchasing (i) $30,000,000 in aggregate principal amount of newly-issued secured notes (the “New Third Lien Notes”) issued by the Issuer and (ii) Warrants issued by the Issuer, the proceeds of such New Third Lien Notes and Warrants to be used by the Issuer for general working capital purposes;

WHEREAS, concurrently herewith, pursuant to that certain Exchange Agreement dated as of even date herewith (the “Exchange Agreement”) by and among WCAS, the Parent, the Issuer and the Subsidiary Guarantors, the Existing Third Lien Notes are being exchanged for New Third Lien Notes in the aggregate principal amount equal to the sum of (x) $20,000,000 plus (y) the aggregate amount of capitalized PIK interest on the Existing Third Lien Notes through the Closing Date;

WHEREAS, the Obligors have requested (a) the consent of the Second Lien Lenders (as defined below) to incur secured indebtedness pursuant to this Agreement and (b) that the Second Lien Lenders agree to amend and restate the terms of the Existing Second Lien Credit Agreement pursuant to that certain Second Amended and Restated Credit Agreement, dated as of July 26, 2005 (the “Amended Second Lien Credit Agreement”), by and among the Parent, the Issuer, the Subsidiary Guarantors, the Second Lien Lenders and the “Agents”, under, and as defined therein (the “Second Lien Agent”);

WHEREAS, subject to the continuation without interruption of the liens created thereby, it is the intention of the parties that the Original Third Lien Credit Agreement be amended and restated as of Closing Date; and

WHEREAS, it is the intention of the parties that the obligations of the Parent and its Subsidiaries under the Third Amended ITCD Credit Agreement be satisfied and paid in full from the proceeds of the Note Purchase (as defined below) and that, from and after the Closing Date, the Third Amended ITCD Credit Agreement shall be extinguished.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” has the meaning specified in Section 5.01(r).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or Equity Interests, by contract or otherwise.

“Agent” has the meaning specified in the preamble of this Agreement.

“Agents” has the meaning specified in the preamble of this Agreement.

“Agreement” means this Note Purchase Agreement, dated as of July 26, 2005, among the Parent, the Issuer, the Note Purchasers, the Subsidiary Guarantors and the Agent and Collateral Agent, as amended, replaced or refinanced from time to time.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Obligor or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Obligor or Subsidiary was the sole “Affected Party,” and (iii) the Agent was the sole party determining such payment amount (with the Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which shall be the unrealized loss on such Hedge Agreement to the Obligor or Subsidiary of an Obligor to such Hedge Agreement determined by the Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which shall be the unrealized loss on such Hedge Agreement to the Obligor or Subsidiary of an Obligor to such Hedge Agreement determined by the Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Obligor or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Obligor or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Amended Second Lien Credit Agreement” has the meaning specified in the recitals of the parties to this Agreement, as amended.

“Applicable Law” means all laws, rules and regulations applicable to a Person, its property or a transaction, as the case may be, including all applicable common law principles and all provisions of all applicable United States federal, state, local and foreign constitutions, treatises, codes, statutes, rules, regulations, orders and ordinances of any Governmental Authority; and writs, orders, judgments, injunctions and decrees of all courts and arbitrators.

“Applicable Lending Office” means, with respect to each Note Purchaser, such Note Purchaser’s Principal Lending Office.

“Assigned Agreements” has the meaning specified in the Security Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Note Purchaser and an Eligible Assignee, substantially in the form of Exhibit C hereto.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Benefit Plan Exchange Offer” means any transaction in which the Parent acquires and/or retires Equity Plan Securities in exchange for other Equity Plan Securities.

“Board Designees” means individuals whose nomination for election, appointment or election as directors of the Parent is effectuated pursuant to (a) the Governance Agreement or (b) to the extent applicable from time to time, the Series A Certificate of Designation or the Series B Certificate of Designation.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“BTI” means BTI Telecom Corp., a North Carolina corporation.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, capacity or dark fiber indefeasible rights of use (IRUs), fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or Incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the date of this Agreement or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

“Cash Equivalents” means any of the following, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents, the Second Lien Loan Documents and the New Third Lien Documents, and having a maturity of not greater than 360 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) insured certificates of deposit of or time deposits with any commercial bank that is a Note Purchaser or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion; (c) commercial paper in an aggregate amount of no more than $160,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; or (d) obligations issued by any state of the United States of

America or any municipality or other political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, the highest rating obtainable from any of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc., including, without limitation, auction rate certificates.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence on any date after the Closing Date of any of the following: (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Parent on a Fully Diluted Basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Parent, on a Fully Diluted Basis, than the percentage of the total voting power of the Voting Stock of the Parent, on a Fully Diluted Basis, beneficially owned (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) by the Existing Stockholders on such date; provided, however, that for purposes of calculating the percentage in clause (a) of this definition, any stock of the Parent issued or issuable upon exercise of the Warrants or conversion of the Series C Preferred Stock shall be disregarded; or (b) individuals who on the Closing Date constitute the board of directors of the Parent (together with any new directors whose appointment by the board of directors of the Parent or whose nomination by the board of directors of the Parent for election by the Parent’s stockholders was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the Closing Date or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors then in office; or (c) the Parent shall cease to own 100%, directly, of the Equity Interests of the Issuer and 100%, directly or indirectly, of the Equity Interests of the other Obligors. For purposes of clause (b) of this definition, all Board Designees shall be deemed to be members of the board of directors of the Parent whose appointment or nomination for election was approved in the manner specified in clause (b).

“Chief Financial Officer” means, with respect to any Obligor, the officer of such Obligor designated by such Obligor as its chief financial officer or, if there is no such officer designation, the officer of such Obligor designated by such Obligor as its principal accounting officer.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Mortgage Policies” has the meaning specified in Section 3.01(b)(xii).

“Closing Date Mortgaged Properties” has the meaning specified in Section 3.01(b)(xii).

“Closing Date Mortgages” has the meaning specified in Section 3.01(b)(xv).

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the preamble of this Agreement.

“Collateral Documents” means the Security Agreement, the Intercreditor and Subordination Agreements, the Closing Date Mortgages, the Mortgages, and any other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means with respect to any Note Purchaser at any time, the amount set forth for such Note Purchaser on Schedule I hereto.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether outstanding on the date of this Agreement or issued thereafter, including, without limitation, all series and classes of such common stock.

“Competitor” shall mean any Person identified on Schedule IV hereto (or any Affiliate thereof) or any other Person (or any Affiliate thereof) that engages primarily or as one of its principal activities in the business of providing competitive local exchange telecommunications services to business customers.

“Confidential Information” has the meaning specified in Section 10.05.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt” means the Debt of the Parent and its Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Issuer and its Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Issuer) in which any other Person (other than the Issuer or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Subsidiaries or the date on which such Person’s assets are acquired by the Issuer or any of its Subsidiaries, (c) the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such income is not at such time permitted by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (d) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Plan.

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Parent and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Parent or its direct or indirect Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion Shares” means the Common Stock or other securities issued or issuable upon conversion of the Series C Preferred Stock.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date and (c) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

“Debt” of any Person means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business, unless such trade payables overdue by more than 90 days are contested in good faith by such Person), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to Redeem any Equity Interests in such Person or in any other Person, or to Redeem options, warrants or other rights to purchase or otherwise acquire such Equity Interests, before the date which is six months after the Termination Date (provided, that if the exercise of the right to Redeem such Equity Interests or options, warrants or other rights is at the option of such Person under the terms of such Equity Interests or otherwise, the date of such Person’s exercise, if any, of such right to Redeem shall be the date on which such Person shall first be deemed to have an Obligation to Redeem such Equity Interests or options, warrants or other rights for purposes of this definition), valued in the case of Preferred Interests at the stated liquidation preference of such Preferred Interests plus accrued and unpaid dividends from time to time, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. Notwithstanding clause (g) of this definition, the Obligations referred to in such clause (g) as constituting “Debt” shall not include Obligations of such Person to Redeem Equity Interests in such Person (or to Redeem options, warrants or other rights to purchase or otherwise acquire such Equity Interests) in exchange for, or out of the proceeds of a substantially concurrent offering of, other Equity Interests (or options, warrants or other rights to purchase or otherwise acquire such other Equity Interests) in such Person, provided, that any Obligations of such Person to Redeem such other Equity Interests (or to Redeem options, warrants or other rights to purchase or acquire such other Equity Interests) shall be subject to the provisions of such clause (g).

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, notwithstanding the foregoing, “Debt for Borrowed Money” shall not include any trade payables, any Preferred Interests (including, without limitation, with respect to the Obligors, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) or any dividends accrued or paid or payable with respect to Preferred Interests.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.03(b).

“Disclosed Litigation” has the meaning specified in Section 3.01(c).

“EBITDA” means, for any Person for any period, the sum, determined on a Consolidated basis, without duplication, of (a) Consolidated Net Income (other than interest income determined in accordance with GAAP), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) the aggregate of all non-cash items included in arriving at Consolidated Net Income in clause (a) above (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures for any future period or a write-down or write-off of a right to payment), (g) asset impairment charges, and (h) special consulting fees, and other charges incurred pursuant to Statement of Financial Accounting Standard No. 146, all as set forth on Schedule V hereto. Notwithstanding the foregoing and for purposes of the computations of EBITDA with respect to the financial condition covenants set forth in Section 5.02(r), EBITDA for the Parent and its Subsidiaries for the fiscal quarter ending September 30, 2005 shall be equal to the quotient of (i) the product of (x) EBITDA for the nine-month period then ended multiplied by (y) twelve, (ii) divided by nine; for fiscal quarters ending December 31, 2005 and thereafter, EBITDA for the Parent and its Subsidiaries shall be calculated based on the twelve-month period ending on the last date of the most recently ended fiscal quarter.

“Eligible Assignee” means (a) any Institutional Investor (and any fund that regularly invests in notes or loans similar to the Notes) that is a Note Purchaser or any Affiliate of a Note Purchaser that has become a holder of a Note in accordance with the terms of this Agreement, or any Institutional Investor or fund that regularly invests in notes or loans similar to the Notes that has been approved by the Issuer (such approval not to be unreasonably withheld or delayed), or (b) for so long as an Event of Default shall have occurred and be continuing, any Institutional Investor or other financial investor (including, without limitation, any fund that regularly invests in notes or loans similar to the Notes); provided, however, that neither any Obligor nor any Affiliate of an Obligor shall qualify as an Eligible Assignee under this definition; provided, further, that no Competitor shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Plan Securities” means any Equity Interests awarded, granted, sold or issued pursuant to any stock option, restricted stock, stock incentive, deferred compensation, profit sharing, defined benefit, defined contribution or other benefit plan of any Obligor or any Subsidiary of any Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Obligor, or under common control with any Obligor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), excluding, however, a “standard termination” as defined in Section 4041(a)(2) of ERISA; (d) the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Obligor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning specified in the recitals.

“Existing Second Lien Credit Agreement” has the meaning specified in the recitals of the parties to this Agreement.

“Existing Stockholders” means the WCAS Securityholders and their Affiliates. For purposes of this definition, “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Existing Third Lien Notes” means the notes issued under the Original Third Lien Credit Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts, awards or payments received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) are in respect of loss or damage to fixed assets, real property or equipment and are applied to replace or repair such fixed assets, real property or equipment in respect of which such proceeds, awards or payments were received in accordance with the terms of the Note Purchase Documents (or to reimburse such Person for expenditures previously incurred on account of such replacement or repair), provided, that such proceeds, awards or payments (i) are immediately deposited into an account held by the Collateral Agent on behalf of the Note Purchasers, and (ii) are applied within nine months after the occurrence of such damage or loss, provided, that the Issuer shall have delivered documentation reasonably satisfactory to the Agent evidencing the cost and proposed use of any equipment repaired or replaced pursuant thereto, or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, or (c) are received by any Person by way of reimbursement or indemnification of such Person for costs and expenses incurred by such Person.

“FCC” means the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.

“Financial Covenants Certificate” means the certificate delivered by the Issuer and certified by the Chief Financial Officer of the Issuer demonstrating compliance with the applicable covenants, in the form attached hereto as Exhibit B.

“Fiscal Period” means a fiscal quarter of the Parent and its Consolidated Subsidiaries ending on March 31, June 30, September 30 and December 31 in any calendar year.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fully Diluted Basis” means, as of any date of determination, the sum of (a) the number of shares of Voting Stock outstanding as of such date of determination plus (b) the number of shares of Voting Stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date of determination.

“Funded Debt” of any Person means Debt of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.

“GAAP” has the meaning specified in Section 1.03.

“Governance Agreement” means the Amended and Restated Governance Agreement, dated as of July 26, 2005, among the Parent, WCAS Capital Partners III, L.P., WCAS, WCAS Information Partners, L.P., Special Value Absolute Bond Fund II, LLC, Special Value Absolute Return Fund, LLC, the other Note Purchasers party thereto and certain individual investors and trusts listed on the signature pages thereto, as amended.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranties.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls or radon gas and (b) any other chemicals, materials, substances or wastes designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Highest Lawful Rate” means the highest lawful interest rate under applicable state law.

“Incur” means, with respect to any Debt, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt.

“Indemnified Party” has the meaning specified in Section 10.17(a).

“Information Statement” has the meaning specified in Section 4.01(ee).

“Institutional Investor” means (a) any original Note Purchaser of a Note, (b) any holder of a Note, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company or holding company thereof, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interconnection Agreements” means each Interconnection Agreement entered into by and between the Issuer and/or any Subsidiary Guarantor, on the one hand, and (a) BellSouth Telecommunications, Inc., (b) Sprint companies (including Sprint Florida Incorporated, Carolina Telephone, Telegraph Company and Central Telephone Company – North Carolina Division, United Telephone Company of the Carolinas, United Telephone – Southeast Inc., Central Telephone Company of Virgina and United Telephone – Southeast Inc.), or (c) Verizon companies (including Verizon Florida, Inc., GTE South Incorporated, GTE Southwest Incorporated d/b/a Verizon Southwest, Verizon Delaware, Inc., Verizon South, Inc., Verizon Maryland, Inc., Verizon New Jersey, Inc., Verizon New York, Inc., Verizon

Pennsylvania, Inc., Verizon Virginia, Inc., Verizon Washington D.C. Inc., Verizon West Virginia, Inc.), on the other hand, and any agreement replacing any such Interconnection Agreement from time to time.

“Intercreditor and Subordination Agreements” means the Second Lien Intercreditor and Subordination Agreement and the Third Lien Intercreditor and Subordination Agreement.

“Interest Coverage Ratio” means, at any date of determination the ratio of (a) Consolidated EBITDA of the Parent and its Subsidiaries to (b) the cumulative cash interest paid in respect of all Debt for Borrowed Money of or by the Parent and its Subsidiaries. For the fiscal quarter ending September 30, 2005, cumulative cash interest paid shall be calculated as cumulative cash interest paid for the nine-month period then ended multiplied by twelve divided by nine; for fiscal quarters ending December 31, 2005 and thereafter, cumulative cash interest paid shall be calculated based on the twelve-month period ending on the last date of the most recently ended fiscal quarter.

“Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2005; provided, however, that whenever the Interest Payment Date would otherwise occur on a day other than a Business Day, such Interest Payment Date shall be extended to occur on the next succeeding Business Day, unless interest is required to be paid under the Second Lien Loan Documents on the preceding Business Day, in which case the Interest Payment Date shall occur on the preceding Business Day.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor Incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Issuer” has the meaning specified in the preamble of this Agreement.

“LIBOR” means, at all times during any calendar month, the one-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on Bloomberg as of approximately 11:00 a.m. (Los Angeles time) two Business Days prior to the commencement of such calendar month (or, in the case of the month in which the Closing Date occurs, two Business Days prior to the Closing Date); provided, that if such index ceases to exist or is no longer published or announced, then the term “LIBOR” means, at all times during any calendar month, the one-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal two Business Days prior to the commencement of such calendar month, and if this latter index ceases to exist or is no longer published or announced, then the term “LIBOR” means, at all times during any calendar month, the Prime Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal two Business Days prior to the commencement of such calendar month. LIBOR shall be determined on any date of determination by the Agent.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Management Plan” means that certain ITC^DeltaCom 2005-2006 Business Plan, dated March 9, 2005, as delivered by the Parent to the Note Purchasers.

“March 2005 Warrants” has the meaning specified in Section 5.01(t).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Obligors and the Subsidiaries of the Obligors, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Obligors and the Subsidiaries of the Obligors, taken as a whole, (b) the rights and remedies of the Agents or any Note Purchaser under any Note Purchase Document or (c) the ability of any Obligor to perform its Obligations under any Note Purchase Document to which it is or is to be a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, including but not limited to, in the case of any Obligor or any Subsidiary of any Obligor, the Interconnection Agreements.

“Mortgage Policies” has the meaning specified in Section 5.01(n)(i)(2).

“Mortgages” has the meaning specified in Section 5.01(n)(i).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one Person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset by any Person (excluding Equity Interests), or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees and expenses, finder’s fees and other similar fees and commissions and out-of-pocket costs and expenses, and (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Obligor or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Obligor’s or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which such Obligor or such Subsidiary is indemnified; provided, further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder; provided, further, still, that Net Cash Proceeds from Extraordinary Receipts shall not include up to $500,000 of cash proceeds in the aggregate received in connection with one or more such receipts to the extent such cash proceeds are applied to replace the asset in respect of which such cash proceeds were received or are otherwise invested in such Person’s business, so long as application is made within nine months after the occurrence of such receipt.

“New Third Lien Securities Purchase Agreement” has the meaning specified in the recitals of the parties to this Agreement, as amended as permitted hereby.

“New Third Lien Documents” means the New Third Lien Securities Purchase Agreement, the New Third Lien Notes, the Exchange Agreement, the security agreements pursuant thereto and all other agreements related thereto, each as amended as permitted hereby.

“New Third Lien Lenders” has the meaning specified in the recitals of the parties to this Agreement.

“New Third Lien Notes” has the meaning specified in the recitals of the parties to this Agreement.

“Non-Consenting Note Purchaser” has the meaning set forth in Section 10.01(d).

“Note Purchase” has the meaning specified in Section 2.01(b).

“Note Purchase Documents” means (a) for purposes of this Agreement and the Notes and any amendment, supplement or modification hereof or thereof, (i) this Agreement, (ii)

the Notes, (iii) the Warrant Documents and (iv) the Collateral Documents and (b) for purposes of the Collateral Documents and for all other purposes other than for purposes of this Agreement and the Notes, (i) this Agreement, (ii) the Notes and (iii) the Collateral Documents, in all cases as amended or refinanced from time to time.

“Note Purchasers” has the meaning set forth in the preamble to this Agreement and includes each Person that shall become a Note Purchaser hereunder for so long as such Note Purchaser or Person, as the case may be, shall be a party to this Agreement.

“Note(s)” has the meaning specified in Section 2.01(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Obligor under the Note Purchase Documents include (a) the obligation to pay principal, interest, charges, the Prepayment Fee, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Obligor under any Note Purchase Document, including Post-Petition Interest, and (b) the obligation of such Obligor to reimburse any amount in respect of any of the foregoing that any Note Purchaser, in its sole discretion, may elect to pay or advance on behalf of such Obligor.

“Obligors” means the Issuer and the Guarantors.

“Open Year” has the meaning specified in Section 4.01(r)(iii).

“Ordinary Course Obligations” means obligations (exclusive of obligations for the payment of borrowed money) under letters of credit, surety bonds, pledges, deposits or other arrangements made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business.

“Original Third Lien Credit Agreement” has the meaning specified in the recitals of parties to this Agreement.

“Other Taxes” has the meaning specified in Section 2.07(b).

“Parent” has the meaning specified in the preamble of this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VII.

“Parent Transaction Securities” means the Notes.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) Permitted Encumbrances.

“Permitted Parent Debt” has the meaning specified in Section 5.02(b)(v).

“Permitted Reorganization” means a corporate reorganization transaction or series of transactions approved by the Agent in its reasonable discretion pursuant to which certain business operations of BTI are combined with certain business operations of ITC^DeltaCom Communications, Inc. and DeltaCom Information Systems, Inc. (whether accomplished by merger, share exchange, stock transfer, asset transfer or otherwise) for purposes of avoiding overlapping of certain interconnection agreements, certain duplicative fees and expenses, and otherwise streamlining the business and operations of the Parent and its Subsidiaries; provided, that, in addition to other reasonable conditions the Agent may request, (a) in the case of any merger or consolidation involving the Issuer, the Issuer shall be the surviving Person, (b) the Person formed by or surviving such merger or consolidation (if not the Parent) shall be a direct or indirect wholly-owned Subsidiary of the Parent and if a Subsidiary Guarantor is a party thereto, the Person formed by or surviving such merger or consolidation (if not the Parent or the Issuer) shall be a direct or indirect wholly-owned Subsidiary Guarantor, (c) immediately after giving effect to such reorganization, on a pro forma basis, the Parent and its Subsidiaries, taken as a whole, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Parent and its Subsidiaries, taken as a whole, immediately prior to such reorganization, and (d) such reorganization does not result in any Obligor or any of its Subsidiaries no longer being wholly owned, directly or indirectly, within the ITC^DeltaCom, Inc. consolidated group of companies. Notwithstanding the Agent’s right to approve the Permitted Reorganization in its reasonable discretion, neither the Agent nor any Note Purchaser shall charge the Obligors a fee for such approval, so long as no other lenders of the Issuer charge any fee for approval and/or consent to the Permitted Reorganization.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Shares” has the meaning specified in the Security Agreement.

“Post-Petition Interest” means any and all interest and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Obligors (or would accrue but for the operation of applicable bankruptcy or insolvency laws) whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Pre-Closing Date Information” means all of the written information provided by or on behalf of the Issuer to the Note Purchasers prior to the Closing Date.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether outstanding on the date of this Agreement or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Prepayment Fee” has the meaning specified in Section 2.10.

“Principal Lending Office” means, with respect to any Note Purchaser, the office of such Note Purchaser specified as its “Principal Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Note Purchaser, as the case may be, or such other office of such Note Purchaser as such Note Purchaser may from time to time specify to the Issuer and the Agent.

“Projections” has the meaning specified in Section 4.01(i).

“PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any network facility or long distance telecommunications systems or over Persons who own, construct or operate a network facility or long distance telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Redeem” means to purchase, redeem or otherwise retire or acquire for value, provided, however, that, notwithstanding the foregoing, “Redeem” shall not include (a) the acquisition and/or retirement by the Parent of Common Stock or other Equity Interests of the Parent tendered by the holder of an Equity Plan Security in payment of an exercise or purchase price specified in such Equity Plan Security, (b) a Benefit Plan Exchange Offer, (c) the purchase or redemption of Equity Interests using only Common Stock (or warrants or options to purchase Common Stock) as consideration for such purchase or redemption or (d) the payment by the Parent of cash in lieu of fractional shares of Capital Stock of the Parent in an amount not to exceed $500,000 through the Termination Date.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Replaced Note Purchaser” has the meaning specified in Section 2.07(g).

“Replacement Closing Date” has the meaning specified in Section 2.07(g).

“Replacement Note Purchaser” has the meaning specified in Section 2.07(g).

“Required Holders” means, at any time, Note Purchasers owed or holding at least a majority of the aggregate principal amount of the Notes outstanding at such time; provided, however, that if any Note Purchaser shall be a Defaulting Note Purchaser at such time, there shall be excluded from the determination of Required Holders at such time the aggregate principal amount of the Notes owing to such Note Purchaser (in its capacity as a Note Purchaser) and outstanding at such time.

“Responsible Officer” means any officer of any Obligor or any of its Subsidiaries.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Agent” has the meaning specified in the recitals of the parties to this Agreement.

“Second Lien Intercreditor and Subordination Agreement” means the Intercreditor and Subordination Agreement, dated as of the date hereof, among the Agent and the Collateral Agent, on their own behalf and on behalf of the First Lien Lenders, the Second Lien Agent, on their own behalf and on behalf of the Second Lien Lenders, and the Obligors, as amended.

“Second Lien Lenders” means the “Lenders” under and as defined in the Amended Second Lien Credit Agreement, as amended as permitted hereby.

“Second Lien Loan Documents” means the “Loan Documents” as defined in the Amended Second Lien Credit Agreement, as amended, refinanced or replaced in accordance with the Second Lien Intercreditor and Subordination Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement and shall include without limitation the obligations secured by the Mortgages.

“Secured Parties” means the Agent, the Collateral Agent, and the Note Purchasers.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning specified in Section 3.01(b)(ii).

“Senior Debt” means, for any period, all Debt of the Obligors and their respective Subsidiaries incurred pursuant to this Agreement and secured by a first priority Lien on real or personal property of the Obligors and their respective Subsidiaries.

“Senior Debt Ratio” means, as of any date of determination, the ratio of (a) Senior Debt as of such date to (b) Consolidated EBITDA of the Parent and its Subsidiaries.

“Senior Officer” means any Person holding any of the following offices (or any similar position from time to time) of the Parent:

Chief Executive Officer;

Chief Financial Officer;

General Counsel;

Senior Vice President, Finance/Controller;

Executive Vice President, Operations;

Senior Vice President, Finance/Treasurer;

Executive Vice President, Retail Sales;

Senior Vice President, Carrier Sales;

Chief Information Officer;

Vice President, Network Planning;

Vice President, Market Optimization & Planning;

Vice President, Systems;

Vice President, Engineering;

Vice President, Marketing & Product Development;

Vice President, IT Services;

Vice President, Account Services;

Vice President, Network Operations; or

Vice President, Human Resources

“Series A Certificate of Designation” means the Parent’s Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions thereof, as in effect from time to time.

“Series A PIK Dividends” means the shares of Series A Preferred Stock paid or payable as dividends on outstanding shares of Series A Preferred Stock.

“Series A Preferred Stock” means the shares of preferred stock of the Parent designated as the 8% Series A Convertible Redeemable Preferred Stock and issued pursuant to the Series A Certificate of Designation, including, without limitation, Series A PIK Dividends.

“Series B Certificate of Designation” means the Parent’s Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of 8% Series B Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions thereof, as in effect from time to time.

“Series B PIK Dividends” means the shares of Series B Preferred Stock paid or payable as dividends on outstanding shares of Series B Preferred Stock.

“Series B Preferred Stock” means the shares of preferred stock of the Parent designated as the 8% Series B Convertible Redeemable Preferred Stock and issued pursuant to the Series B Certificate of Designation, including, without limitation, Series B PIK Dividends.

“Series C Certificate of Designation” means the Parent’s Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of Series C Convertible Preferred Stock and Qualifications, Limitations and Restrictions thereof, as in effect from time to time.

“Series C PIK Dividends” means the shares of Series C Preferred Stock paid or payable as dividends on outstanding shares of Series C Preferred Stock.

“Series C Preferred Stock” means the shares of preferred stock of the Parent designated as the Series C Convertible Preferred Stock and issued pursuant to the Series C Certificate of Designation, including, without limitation, Series C PIK Dividends.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and no Person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvency Certificate” has the meaning specified in Section 3.01(r).

“Solvent” means, with respect to any Person, that as of the date of determination both (a) the then fair market value of the property of such Person is (i) greater than the total amount of liabilities (including contingent liabilities) of such Person and (ii) not less than the amount that is reasonably believed to be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and asset sales available to such Person pursuant to the terms of this Agreement and (b) such Person does not believe that it shall be required to incur debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Debt that, (a) does not have any scheduled principal payment, mandatory principal prepayment, sinking fund payment or similar payment due prior to the maturity date of the Notes, (b) is not secured by any Lien on any Property or assets of any Obligor or any Subsidiaries, (c) is subordinated on terms and conditions reasonably satisfactory to the Required Holders and (d) is subject to such covenants and events of default as may be reasonably acceptable to the Required Holders.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Parent listed on Schedule II hereto and each other Subsidiary of the Parent that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VII.

“Surviving Debt” means Debt of each Obligor and its Subsidiaries outstanding as of the Closing Date (other than Debt under the Note Purchase Documents, Second Lien Loan Documents and the New Third Lien Documents) as set forth on Schedule 4.01(t).

“Tax Agreement” means the Tax Indemnification Agreement, dated as of August 26, 1997, between ITC Holding Company, Inc. and the Parent.

“Tax Certificate” has the meaning specified in Section 5.03(m).

“Taxes” has the meaning specified in Section 2.07(a).

“TCP” has the meaning specified in the preamble to this Agreement.

“Termination Date” means the earlier of (a) the date on which the Agent, by notice to the Issuer, declares the Notes, all interest thereon and all other amounts payable under this Agreement and the other Note Purchase Documents to be forthwith due and payable pursuant to Section 6.01 and (b) July 26, 2009.

“Third Amended ITCD Credit Agreement” has the meaning specified in the Recitals to this Agreement.

“Third Lien Agents” means the “Agents” under and as defined in the New Third Lien Securities Purchase Agreement.

“Third Lien Intercreditor and Subordination Agreement” means the Intercreditor and Subordination Agreement, dated as of the date hereof, among each of the Agents on its behalf and on behalf of the Note Purchasers, the Second Lien Agents, on their own behalf and on behalf of the Second Lien Lenders, the Third Lien Agents, the Third Lien Lenders, and the Obligors, as amended as permitted hereby.

“Third Lien Lenders” means the “Purchasers” from time to time under and as defined in the New Third Lien Securities Purchase Agreement.

“Title Company” means one or more title insurance companies reasonably satisfactory to the Collateral Agent.

“Total Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Debt as of such date to (y) Consolidated EBITDA of the Parent and its Subsidiaries. For purposes of computing Total Leverage Ratio only, the term “Debt” as used in clause (x) above means, without duplication, the aggregate of all Debt of the type described in clauses (a), (b), (c), (d), (e), (h) and (j) of the definition of “Debt” and Contingent Obligations (other than Contingent Obligations relating to minimum purchase requirements under agreements entered into in the ordinary course of business of the Parent and its Subsidiaries) of the Parent and its Subsidiaries in respect of the foregoing.

“Transactions” means the transactions contemplated by the Note Purchase Documents.

“Transferee” means any direct or indirect transferee of all or any part of a Note in accordance with Section 2.12, as registered in the register maintained by the Issuer pursuant to Section 2.11.

“Unencumbered Parcel” means any parcel of real property owned by any Obligor or its Subsidiaries that was not previously pledged as Collateral to secure the Obligations of the Obligors under the Existing Second Lien Credit Agreement or the Third Amended ITCD Credit Agreement.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind (or equivalent Equity Interest in any other Person) ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person. For purposes of this definition, Common Stock of the Parent shall constitute Voting Stock of the Parent and the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall not constitute Voting Stock of the Parent.

“Warrants” means warrants governed by the Warrant Agreement and issued under the New Third Lien Securities Purchase Agreement and the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of July 26, 2005, between the Parent and Mellon Investor Services LLC, as warrant agent, as amended.

“Warrant Documents” means (a) the Warrant Agreement, (b) the Governance Agreement, and (c) that certain Registration Rights Agreement, dated as of even date herewith, by and among the Parent and the New Purchasers (as defined therein) and (d) each other agreement, certificate, document or instrument delivered in connection with the agreements referred to in clauses (a), (b) and (c) above.

“Warrant Shares” means the Series C Preferred Stock, the Common Stock of the Parent or the other securities of the Parent issued or issuable upon exercise of the Warrants.

“WCAS” means Welsh, Carson, Anderson & Stowe VIII, L.P.

“WCAS Securityholders” means, collectively, (a) WCAS Capital Partners III, L.P., (b) WCAS, (c) WCAS Information Partners, L.P., (d) each of the individual investors and trusts that executed the Governance Agreement as “WCAS Securityholders,” (e) the Affiliates of any of the Persons referred to in clauses (a), (b), (c) and (d) above, (f) the related Persons of any of the Persons referred to in clauses (a), (b), (c) and (d) above and (g) the WCAS Securityholder Permitted Transferees. For purposes of this definition, “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“WCAS Securityholder Permitted Transferees” means the individuals who are the heirs, executors, administrators, testamentary trustees, legatees, beneficiaries, spouses or lineal descendants of any of the WCAS Securityholders who are natural Persons.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Obligor or in respect of which any Obligor could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Note Purchase Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Note Purchase Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(a) References to “Sections” and “Subsections” shall be to Sections and subsections, respectively, of this Agreement and references to a “Schedule” or an “Exhibit” shall be to Schedules and Exhibits, respectively, attached to this Agreement, in each case unless otherwise specifically provided.

(b) The use in any of the Note Purchase Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter; unless such term related to a period of time.

(c) References to any document, instrument or agreement shall include all exhibits, schedules and other attachments thereto.

Section 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with generally accepted accounting principles in the United States of America (“GAAP”). Financial statements and other information required to be delivered by the Issuer to Agent pursuant to Section 5.03 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.03(f), if applicable); provided, that all calculations in connection with financial definitions and financial covenants set forth in Section 5.02(r) shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 4.01(g)(i); provided, further, if the Issuer notifies the Agent that the Issuer wishes to amend any covenant in Section 5.02(r) or any related definition to eliminate the effect of any change in GAAP occurring after the date hereof on the operation of such covenant (or if Agent notifies the Issuer that the Required Holders wish to amend Section 5.02(r) or any related definition for such purpose), then (i) the Issuer and Agent shall negotiate in good faith to agree upon an appropriate amendment to such covenant and (ii) the Issuer’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until such covenant is amended in a manner satisfactory to the Issuer and the Required Holders.

ARTICLE II. NOTE PURCHASE

Section 2.01 Authorization; Purchase and Sale of Notes.

(a) The Issuer shall authorize the issue and sale of $209,000,000 aggregate principal amount of Senior Secured Notes due 2009 to be dated the date of issuance thereof (collectively, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to this Agreement). The Notes shall be substantially in the form of Exhibit A.

(b) Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Issuer hereby agrees to sell, and the Note Purchasers hereby agree to purchase from the Issuer, the Notes. Each Note Purchaser agrees to purchase the amount of such Note Purchaser’s Commitment as set forth on Schedule I hereto at the purchase price of 100% of the principal amount thereof (the “Note Purchase”). The Issuer shall execute and deliver a Note to each Note Purchaser. Each Note shall represent the obligation of the Issuer to repay the principal amount set forth thereon, together with interest thereon as prescribed in Section 2.03. Each Note Purchaser’s Commitment is expressed in U.S. dollars and as a percentage of the whole as of the Closing as set forth in Schedule I hereto.

(c) The aggregate outstanding principal balance of the Notes shall be due and payable in full in immediately available funds on the Termination Date, if not sooner paid in full. No payment with respect to the Notes may be reborrowed.

(d) Each Note Purchaser’s obligations under this Agreement is several and not joint and each Note Purchaser shall have no obligation or liability to any Person for the performance or non-performance by any other Note Purchaser hereunder.

(e) Each payment of principal with respect to the Notes shall be paid to each Note Purchaser in accordance with Section 2.06, ratably in proportion to each such Note Purchaser’s respective percentage of the then outstanding principal amount of the Notes.

(f) The Notes shall be secured by the Collateral as provided in the Collateral Documents. In addition, payment of the aggregate principal amount of and interest on the Notes and all other Obligations shall be unconditionally guaranteed by the Subsidiary Guarantors pursuant to Article VII.

Section 2.02 Closing. The closing of the Note Purchase (as defined above) shall be made at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, NY 10036, commencing at 10:00 A.M. local time on the Closing Date by wire transfer of immediately available U.S. funds payable to the order of the Issuer against delivery of the Notes in the aggregate amount of the Note Purchase (the “Closing”).

Section 2.03 Interest.

(a) Scheduled Interest. The Issuer shall pay interest on the unpaid principal amount of each Note owing to each Note Purchaser from the date of such Note until such principal amount shall be paid in full, as follows (i) at an adjustable rate of cash interest equal to LIBOR plus 8.0% per annum, payable quarterly; provided, that, if such cash interest rate shall at any time exceed 12.0% per annum, any amount in excess of 12.0% may, at the Issuer’s option, be payable-in-kind by delivery of additional Notes (valued at 100% of the principal amount thereof, which shall be rounded upward to the nearest $1.00) in lieu of cash (“PIK”), or in cash; plus (ii) PIK interest at 0.5% per annum. Any and all PIK interest shall be added to the principal of the Notes quarterly on the applicable Interest Payment Date. The Issuer shall pay cash interest to the Note Purchasers, or issue additional Notes in lieu of cash interest payments as provided herein, quarterly in arrears on each Interest Payment Date; provided, however, that any delay or failure by the Issuer to issue and deliver additional Notes quarterly in lieu of cash interest shall not effect the obligation of the Issuer therefor and this Agreement and the Note Purchasers’ then outstanding Notes shall constitute satisfactory evidence of any such PIK interest due and owing to each Note Purchaser. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes.

(b) Default Interest. Upon the occurrence and during the continuance of a Default, the Issuer shall pay interest on the unpaid principal amount of each Note owing to each Note Purchaser, payable in arrears on the dates referred to in subsection (a) of this Section 2.03 and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid on such Note pursuant to subsection (a) of this Section 2.03 to the fullest extent permitted by law (“Default Interest”) and to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Note Purchase Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid, in the case of interest, on the Notes on which such interest has accrued pursuant to subsection (a) of this Section 2.03.

Section 2.04 Fees. (a) Concurrently with the Closing, the Issuer shall pay to the Agent (or its designees) a non-refundable financing enhancement fee in the amount agreed to between the Issuer and the Agent in that certain Fee Agreement, dated as of March 31, 2005.

(b) Concurrently with the Closing and on each July 26th thereafter through the Termination Date, the Issuer shall pay to the Agent (or its designees) a non-refundable administrative fee equal to $12,500 per year.

All fees paid pursuant to this Section 2.04 shall be fully earned and non-refundable as of the date of payment thereof.

Section 2.05 Intentionally omitted.

Section 2.06 Payments and Computations on the Notes.

(a) The Issuer shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided herein), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to each Note Purchaser at the Note Purchaser’s account in same day funds, with payments being received by any Note Purchaser after such time being deemed to have been received on the next succeeding Business Day.

(b) All computations of interest and fees on the Notes shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest or principal to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Subject to Section 2.06(e), payments of principal, Prepayment Fees, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Bank of New York in such jurisdiction. The Issuer may at any time, by notice to each Note Purchaser and the Agent, change the place of payment of the notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust in such jurisdiction.

(e) So long as any Note Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in such Note or Section 2.06(d) to the contrary, the Issuer will pay all sums becoming due on such Note for principal, Prepayment Fees, if any, and interest by the method and at the Principal Lending Office address specified for such purpose opposite such Note Purchaser’s name in Schedule I, or by such other method or at such other address as such Note Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Note Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 2.06(d). Prior to any sale or other disposition of any Note held by a Note Purchaser or its nominee such Note Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Sections 2.12 and 2.13.

Section 2.07 Taxes.

(a) Any and all payments by or for the account of any Obligor hereunder, or in respect of the Notes or any other Note Purchase Document, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Note Purchaser, the Agent and the Collateral Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Note Purchaser, the Agent or the Collateral Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Note Purchaser, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Note Purchaser’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If an Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or other Note Purchase Documents to Note Purchaser, the Agent, or the Collateral Agent (i) the sum payable by such Obligor shall be increased as may be necessary so that after such Obligor, the Agent and the Collateral Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.07) such Note Purchaser, the Agent or the Collateral Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make all such deductions and (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Obligor shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or other Note Purchase Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or any other Note Purchase Document (“Other Taxes”).

(c) Each Obligor shall indemnify each Note Purchaser, the Agent and the Collateral Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.07, imposed on or paid by such Note Purchaser, the Agent or the Collateral Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Note Purchaser, the Agent or the Collateral Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the relevant Obligor shall furnish to the Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes or other Note Purchase Documents by or on behalf of such Obligor through an account or branch outside the United States or by or on behalf of such Obligor by a payor that is not a United States person, if such Obligor determines that no Taxes are payable in respect thereof, such Obligor shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.07, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Note Purchaser organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Note Purchaser, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Note Purchaser in the case of each other Note Purchaser, and from time to time thereafter as requested in writing by the relevant Obligor (but only so long thereafter as such Note Purchaser remains lawfully able to do so), provide each of the Agent and each Obligor with two original Internal Revenue Service forms W-8ECI or W-8 or W-8BEN (and, if applicable to the exemption claimed by a Note Purchaser that delivers a form W-8 or W-8BEN, a certificate representing that such Note Purchaser is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder, within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, of the Obligor and is not a controlled foreign corporation related to the Obligor, within the meaning of Section 864(d)(4) of the Internal Revenue Code), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Note Purchaser is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes (or, in the case of a Note Purchaser providing a form W-8 or W-8BEN, certifying that such Note Purchaser is a foreign corporation, partnership, estate or trust). If the forms provided by a Note Purchaser at the time such Note Purchaser first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Note Purchaser provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Note Purchaser becomes a party to this Agreement, the Note Purchaser assignor was entitled to payments under subsection (a) of this Section 2.07 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Note Purchaser assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8, W-8BEN or W-8ECI (or the related certificate described above), that the Note Purchaser reasonably considers to be confidential, the Note Purchaser shall give notice thereof to the Obligor and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Note Purchaser has failed to provide the relevant Obligor with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Note Purchaser shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.07 with respect to Taxes imposed by reason of such failure; provided, however, that should a Note Purchaser become subject to Taxes because of its failure to deliver a form required hereunder, the relevant Obligor shall take such steps as such Note Purchaser shall reasonably request to assist such Note Purchaser to recover such Taxes.

(g) The Obligor may replace any Note Purchaser that has requested additional amounts under subsection (a) of this Section 2.07, by written notice to such Note Purchaser and the Agent and identifying one or more persons each of which shall be reasonably acceptable to the Agent (each, a “Replacement Note Purchaser”, and collectively, the “Replacement Note Purchasers”) to replace such Note Purchaser (the “Replaced Note Purchaser”); provided, that (i) the notice from such Obligor to the Replaced Note Purchaser and the Agent provided for herein above shall specify an effective date for such replacement (the “Replacement Closing Date”), which shall be at least five (5) Business Days after such notice is given and (ii) as of the relevant Replacement Closing Date, each Replacement Note Purchaser shall enter into an Assignment and Acceptance with the Replaced Note Purchaser, pursuant to which such Replacement Note Purchasers collectively shall acquire, in such proportion among them as they may agree with such Obligor and the Agent, all (but not less than all) of the outstanding Notes of the Replaced Note Purchaser, and, in connection therewith, shall pay to the Replaced Note Purchaser, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Closing Date, without duplication, of (x) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Notes of the Replaced Note Purchaser and (y) the Replaced Note Purchaser’s ratable share of all accrued but unpaid fees owing to the Replaced Note Purchaser hereunder.

Section 2.08 Sharing of Payments, Etc. If any Note Purchaser shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 2.12) (a) on account of Obligations due and payable to such Note Purchaser hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Note Purchaser at such time to (ii) the aggregate amount of the Obligations due and payable to all Note Purchasers hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Note Purchasers hereunder and under the Notes at such time obtained by all the Note Purchasers at such time or

(b) on account of Obligations owing (but not due and payable) to such Note Purchaser hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Note Purchaser at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Note Purchasers hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Note Purchasers hereunder and under the Notes at such time obtained by all of the Note Purchasers at such time, such Note Purchaser shall forthwith notify the Issuer and the Agent and promptly return such overpayment to the Issuer to be properly applied.

Section 2.09 Prepayments.

(a) Mandatory Prepayments.

(i) The Issuer shall, within two Business Days after the date of receipt of Net Cash Proceeds in excess of $5,000,000 in the aggregate in any fiscal year by any Obligor from (A) the sale, lease, transfer or other disposition of any assets of any Obligor or any Subsidiary of an Obligor (other than leases in the ordinary course of business or any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii), (v), (vi), (vii) or (ix) of Section 5.02(e)) prepay an aggregate principal amount of the Notes equal to 100% of the amount of such Net Cash Proceeds; provided, that no portion of the Net Cash Proceeds retained by the Obligors pursuant to this subsection (i) shall be used by any Obligor in connection with any merger with any Person or acquisition of assets of any Person (other than assets acquired in the ordinary course of such Obligors’ business); and (B) any Extraordinary Receipt received by, or paid to, or for the account of, any Obligor or any Subsidiary of an Obligor and not otherwise included in clause (A) above, prepay an aggregate principal amount of the Notes in an amount equal to 100% of the amount of such Net Cash Proceeds.

(ii) The Issuer shall, within two Business Days after the date of receipt thereof, prepay the Notes in an amount equal to 100% of the proceeds, if any, received from an Obligor’s issuance of Debt, other than Debt permitted to be Incurred under this Agreement that is Incurred pursuant to the terms of (A) the Note Purchase Documents, (B) the Second Lien Documents, or (C) the New Third Lien Documents.

All mandatory prepayments under this Section 2.09 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, shall include the Prepayment Fee set forth in Section 2.10 for the applicable period, and shall be applied to each Note Purchaser in accordance with Section 9.01.

(b) Optional Prepayment. The Notes shall be pre-payable at the option of the Issuer, in whole or in part, in increments of not less than $5,000,000, at any time at a prepayment price determined in accordance with the schedule set forth in Section 2.10. If the Notes are prepaid in part, prepayment on account of the Notes shall be allocated in accordance with Section 9.01.

Section 2.10 Prepayment Price Schedule. Any Notes to be pre-paid in accordance with Section 2.09 shall be prepaid at a price determined in accordance with the following schedule if pre-paid during the twelve-month period beginning on July 31 of the years indicated below (or as otherwise indicated):

Year	Prepayment Price As a % of Principal Amount
2005	108%
2006	105%
2007	103%
July 31, 2008, through March 31, 2009	101%
April 1, 2009, through the Termination Date	100%

The portion of the prepayment price at which the Notes must be prepaid (as set forth above) in excess of the principal amount thereof is referred to as the “Prepayment Fee”. If the Obligations are accelerated for any reason, including, without limitation, because of default (including acceleration by operation of law or otherwise), the Prepayment Fee set forth above shall also be due and payable as though such indebtedness was voluntarily prepaid and shall constitute part of the Obligations in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Note Purchaser’s lost profits as a result thereof. The Prepayment Fee shall be presumed to be the liquidated damages sustained by each Note Purchaser as the result of such early termination and the Issuer agrees that payment of the Prepayment Fee is reasonable under the circumstances currently existing. THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT FEE (WHETHER OR NOT DEEMED TO BE LIQUIDATED DAMAGES).

The Issuer expressly agrees that: (i) the Prepayment Fee provided for herein is reasonable; (ii) the Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Note Purchasers and the Issuer giving specific consideration in this transaction for such agreement to pay the Prepayment Fee; and (iv) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the Prepayment Fee to Note Purchasers as herein described is a material inducement to Note Purchasers to purchase the Notes.

Section 2.11 Registration of Notes. The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name, email address and address of each holder of one or more Notes, each transfer thereof and the name, email address and address of each Transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The Issuer shall give to the Agent promptly upon request therefor, a complete and correct copy of the names, addresses, and email addresses of contact persons for all registered Note Purchasers.

Section 2.12 Transfer and Exchange of Notes. Notwithstanding anything else herein to the contrary, any Note Purchaser, may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of all or a portion of one or more of its Notes (including the Note Purchaser’s interest in this Agreement and the other Note Purchase Documents) to any Eligible Assignee. In the event of any such sale, transfer or other disposition, the Note Purchaser and relevant Transferee shall execute and deliver to the Agent and the Issuer an Assignment and Acceptance Agreement evidencing such sale, assignment, transfer or other disposition and the Issuer shall thereafter promptly register the Transferee thereof as the registered holder of the transferred Notes (provided, that any such Transferee shall be deemed a registered holder of the applicable Notes and a “Transferee” hereunder in the event of the Issuer’s failure to so register any such Transferee after it has received written notice of any such transfer) and Schedule I shall be automatically amended to reflect such transfer and any new Transferee and Notes held thereby. Upon surrender of any Note at the principal executive office of the Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than (i) $400,000 at any time within five Business Days of the Closing Date, and (ii) $1,000,000 at any time thereafter, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000, provided further that Notes may be transferred in any denomination from a group of Affiliated holders to any Eligible Assignee or group of Eligible Assignees so long as (i) in respect of a transfer to a group of Eligible Assignees, such Eligible Assignees shall be Affiliates of each other, and (ii) the aggregate principal amount of Notes concurrently transferred shall be $1,000,000 or more. Any Transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 4.02.

Section 2.13 Replacement of Notes. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Note Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000 in excess of the outstanding principal amount of such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

ARTICLE III. CONDITIONS OF NOTE PURCHASE

Section 3.01 Conditions Precedent to the Closing Date. The Closing is subject to the satisfaction of the following conditions precedent:

(a) The Closing shall occur on or before July 31, 2005.

(b) The Agent shall have received the following, each dated the Closing Date (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Note Purchaser:

(i) The Notes payable to the order of the Note Purchasers.

(ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), the “Security Agreement”), duly executed by each Obligor, together with:

(A) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the Closing Date under the Uniform Commercial Code of all jurisdictions that the Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the Closing Date, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Obligor as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby,

(E) copies of the Assigned Agreements referred to in the Security Agreement, and

(F) evidence that all other action that the Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements, landlords’, mortgagees’ and bailees’ waiver and consent agreements and account control and cash management agreements in form and substance satisfactory to the Agent).

(iii) The Intercreditor and Subordination Agreements in substantially the form of Exhibit E hereto, duly executed by each of the parties thereto.

(iv) Certified copies of the resolutions of the Board of Directors of each Obligor approving the Transactions and each Note Purchase Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action with respect to the Transactions and each Note Purchase Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Obligor, dated reasonably near the date of the Closing Date, certifying (A) as to a true and correct copy of the charter of such Obligor and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Obligor’s charter on file in such Secretary’s office, (2) to the extent that the Secretary of State of the applicable jurisdiction of incorporation provides such a certification, such Obligor has paid all franchise taxes to the date of such certificate and (C) such Obligor is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(vi) A copy of a certificate of the Secretary of State in each jurisdiction in which each Obligor is qualified to do business, dated reasonably near the date of the Closing Date, stating that such Obligor is duly qualified and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate except where the failure to be so qualified and in good standing does not have a Material Adverse Effect.

(vii) A certificate of each Obligor, signed on behalf of such Obligor by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the

Closing Date), certifying as to (A) the absence of any amendments to the charter of such Obligor since the date of the Secretary of State’s certificate referred to in Section 3.01(b)(vi), (B) a true and correct copy of the bylaws of such Obligor as in effect on the date on which the resolutions referred to in Section 3.01(b)(iv) were adopted and on the Closing Date, (C) the due incorporation and good standing or valid existence of such Obligor as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Obligor, (D) the truth of the representations and warranties contained in the Note Purchase Documents as though made on and as of the Closing Date, (E) the absence of any event occurring and continuing, or resulting from entering into this Agreement, that constitutes a Default and (F) the absence of any event occurring and continuing that constitutes a Default (as defined in the Third Amended ITCD Credit Agreement) under the Third Amended ITCD Credit Agreement or a statement as to such Default and a reasonably detailed description thereof.

(viii) A certificate of the Secretary or an Assistant Secretary of each Obligor certifying the names and true signatures of the officers of such Obligor authorized to sign each Note Purchase Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) Evidence of insurance naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations and evidence of directors and officers’ liability insurance naming the individuals of the Agent who are elected to the board of directors of the Parent as additional insureds and loss payees with such responsible and reputable insurance companies or associations.

(x) Favorable opinions of counsel for the Obligors in form and substance reasonably satisfactory to the Agent, in the form of Exhibit F hereto and as to such other matters as any Note Purchaser through the Agent may reasonably request.

(xi) Such other certificates and documents as the Agent may reasonably request.

(xii) (A) American Land Title Association Extended Coverage mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies”) issued by the Title Company with respect each of the real property assets listed in Schedule 4.01(w) that shall be subject to a Closing Date Mortgage (each, a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”), in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Property, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Obligor and assuring the Collateral Agent that the applicable Closing Date Mortgages create valid and enforceable first priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics’ liens and for any other matters reasonably requested by the Collateral Agent and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and (B) evidence satisfactory to the Collateral Agent that such Obligor has (1) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (2) paid to the Title Company all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and to the appropriate governmental authorities all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records.

(xiii) With respect to each Closing Date Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to the Collateral Agent.

(xiv) No Event of Default or event that, with notice and/or the passage of time, could constitute, an Event of Default, shall have occurred.

(xv) the Obligors shall have entered into the Mortgages (the “Closing Date Mortgages”), in form and substance reasonably acceptable to the Collateral Agent, as the Collateral Agent may deem necessary or desirable in order to ensure the grant of a security interest in the real property Collateral covered thereby in order to secure the full amount of the Obligations.

(c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Obligor or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”).

(d) All governmental and third party consents and approvals set forth on Part I of Schedule 4.01(d) in connection with the Transactions shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Note Purchasers) and shall remain in effect (other than any consents and approvals the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect); all applicable waiting periods in connection with the Transactions shall have expired without any action being taken by any competent authority (other than any action which either individually or in the aggregate with all such actions would not reasonably be expected to have a Material Adverse Effect), and no law or regulation shall be applicable in the reasonable judgment of the Note Purchasers in each case that restrains, prevents or imposes materially adverse conditions upon the Transactions or the rights of the Obligors or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) All Pre-Closing Date Information shall be true, correct and complete in all material aspects as of the dates specified therein and no additional information shall have come to the attention of the Obligors that could reasonably be expected to have a Material Adverse Effect.

(f) The Issuer shall have paid (or made provision therefor in a manner reasonably satisfactory to the Agent) (i) all accrued fees and out-of-pocket expenses of the Agents and (ii) the fees set forth in Section 2.05 (including the accrued reasonable and documented fees and expenses of legal counsel and financial advisors, including Milbank, Tweed, Hadley & McCloy LLP and Swidler Berlin LLP).

(g) The Note Purchasers shall be reasonably satisfied that (i) the Parent and its Subsidiaries shall be able to meet their respective obligations under all employee and retiree welfare plans, (ii) the employee benefit plans of the Parent and its ERISA Affiliates are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability.

(h) The Third Amended ITCD Credit Agreement shall have been extinguished and all security interests released.

(i) The Second Lien Lenders shall have approved this Agreement which approval shall be in form and substance reasonably acceptable to the Note Purchasers.

(j) The Amended Second Lien Credit Agreement shall have been amended to the reasonable satisfaction of the Agent to permit the issuance of the Notes hereunder and to incorporate other changes related to the transactions contemplated hereby.

(k) The Original Third Lien Credit Agreement shall have been amended and restated and the relevant parties shall have executed and delivered the New Third Lien Documents, in form and substance reasonably acceptable to the Note Purchasers, and the New Third Lien Lenders shall have advanced to the Obligors an aggregate principal amount of not less than $30,000,000 pursuant to the New Third Lien Documents.

(l) The obligations under the Original Third Lien Credit Agreement shall have been exchanged for New Third Lien Notes pursuant to the Exchange Agreement and no amount of New Third Lien Notes greater than the sum of (x) $50,000,000 plus (y) the aggregate amount of capitalized PIK interest on the Existing Third Lien Notes through the Closing Date, shall be outstanding immediately after the Closing.

(m) The parties shall have executed and delivered the Warrants, in form and substance reasonably acceptable to the Note Purchasers and registered in such names as shall be satisfactory to the New Third Lien Lenders, and the issuance of such Warrants shall not have triggered any preemptive rights of holders of the Obligors’ outstanding securities, or such rights shall have been waived to the satisfaction of the Note Purchasers.

(n) The Agent shall have received the unaudited Consolidated balance sheet of the Obligors as at March 31, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of the Obligors for the month then ended and the Projections certified by the Chief Executive Officer and Chief Financial Officer of the Parent as having been prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such information.

(o) There shall have been no Material Adverse Change since December 31, 2004, it being understood that the Defaults or Events of Default set forth on Schedule VI hereto shall not be deemed to have a Material Adverse Change.

(p) The Obligors shall have delivered to the Agent favorable opinions, in form and substance satisfactory to the Agent, of counsel to those Subsidiary Guarantors organized in Alabama, North Carolina and Virginia.

(q) The purchase of Notes by the Note Purchasers shall (i) be permitted by the laws and regulations of each jurisdiction to which the Note Purchasers are subject, (ii) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System), (iii) not require registration or qualification of the Notes under any Applicable Law (including, without limitation, any applicable federal or state securities laws), and (iv) not subject the Note Purchasers to any tax, penalty or liability under or pursuant to any Applicable Law which was not in effect on the date hereof. If requested by the Note Purchasers or the Agent, the Note Purchasers or the Agent shall have received an officer’s certificate certifying as to such matters of fact as the Note Purchasers or the Agent may reasonably specify to enable the Note Purchasers or the Agent to determine whether such purchase is permitted.

(r) The Agent shall have received an officer’s certificate duly executed by the Chief Financial Officer of the Issuer in substantially the form of Exhibit I hereto (a “Solvency Certificate”) (i) to the effect that the Parent and its Subsidiaries shall be Solvent upon the consummation of the transactions contemplated herein and in the other Note Purchase Documents; and (ii) containing such other statements with respect to the solvency of the Parent and its Subsidiaries and matters related thereto as the Agent or the Note Purchasers shall request.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Obligors. The Obligors represent and warrant, jointly and severally, to the Agents and the Note Purchasers as follows as of the date hereof and the Closing Date:

(a) Each Obligor and each of its respective Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation (except as set forth on Schedule 4.01(a)(ii) hereto) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. All of the outstanding Equity Interests in the Issuer have been duly authorized, validly issued, are fully paid and non-assessable and are owned by the Parent free and clear of all Liens, except those created under the Note Purchase Documents or as set forth on Schedule 4.01(v).

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Obligor as of the Closing Date showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, its directors and senior officers, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Obligor and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Obligor’s Subsidiaries have been duly authorized, validly issued, are fully paid and non-assessable and are owned by such Obligor or one or more of its Subsidiaries free and clear of all Liens, except those created under the Note Purchase Documents or as set forth on Schedule 4.01(v).

(c) The execution, delivery and performance by each Obligor of each Note Purchase Document to which it is or is to be a party, and the consummation of the Transactions, are within such Obligor’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Obligor’s charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, or material contract, lease or other instrument binding on or affecting any Obligor, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Note Purchase Documents, the Second Lien Loan Documents and the New Third Lien Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Obligor or any of its Subsidiaries. No Obligor or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (including, without limitation, the FCC or any applicable PUC) or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Obligor of any Note Purchase Document to which it is or is to be a party, or for the consummation of the Transactions or the incurrence of the Obligations, (ii) the grant or affirmation by any Obligor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (iv) the exercise by any Agent or any Note Purchaser of its rights under the Note Purchase Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) the authorizations, approvals, actions, notices and filings listed on Part I of Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect, (B) authorizations, approvals, actions, notices and filings listed in Part II of Schedule 4.01(d) hereto, which shall not have been duly obtained, taken, given or made by the Closing Date, but shall be obtained, taken, given or made after the Closing Date in accordance with this Agreement, (C) authorizations, approvals, actions, notices and filings listed in Part III of Schedule 4.01(d) hereto, which shall not have been duly obtained, taken, given or made by the Closing Date and (D) authorizations, approvals, actions, notices and filings which would not have a Material Adverse Effect if not made or obtained. All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Obligors or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Note Purchase Document when delivered hereunder shall have been, duly executed and delivered by each Obligor thereto. This Agreement is, and each other Note Purchase Document when delivered hereunder shall be, the legal, valid and binding obligation of each Obligor thereto, enforceable against such Obligor in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Obligor or any of its Subsidiaries, including any Environmental Action, pending or, to any Obligor’s knowledge, threatened before any court, governmental agency or arbitrator that (i) would alone or when considered in conjunction with any other actions, suits, investigation, litigation or proceeding affecting any Obligor, be reasonably likely to have a Material Adverse Effect other than the Disclosed Litigation or (ii) purports to affect the legality, validity or enforceability of any Note Purchase Document or the consummation of Transactions, and there has been no material adverse change in the status, or financial effect on any Obligor or any of its Subsidiaries, of or as a result of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g) (i) The (A) audited Consolidated balance sheet of the Obligors as at the year ended December 31, 2004 and (B) the audited related Consolidated statement of income and Consolidated statement of cash flows of the Obligors for the year then ended, duly certified by the Chief Financial Officer of the Parent, copies of which have been furnished to the Agents and each Note Purchaser, fairly present the Consolidated financial condition of the Obligors, as the case may be, as at such date and the Consolidated results of operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and since December 31, 2004 there has been no Material Adverse Change, it being understood that the events set forth on Schedule 4.01(o) hereto shall not be deemed to constitute a Material Adverse Change.

(ii) The (A) unaudited Consolidated balance sheet of the Obligors as at the three-months and quarter ended March 31, 2005 and (B) the unaudited related Consolidated statements of income and Consolidated statements of cash flows of the Obligors for the three months and quarter then ended, copies of which have been furnished to the Agents and each Note Purchaser, fairly present the Consolidated financial condition of the Obligors, as the case may be, as at such dates and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.

(h) No Obligor has (and shall not have following the funding of the Note Purchase) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, that is not reflected in the audited financial statements referenced in Section 4.01(g) (except such Contingent Obligations, contingent liabilities or liabilities for taxes, long-term leases or unusual forward or long-term commitment incurred in connection with the Second Lien Loan Documents, the Note Purchase Documents or the New Third Lien Documents) or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, condition (financial or otherwise) or prospects of the Parent or any of its Subsidiaries.

(i) The Consolidated balance sheets, income statements and cash flows statements of the Obligors delivered to the Note Purchasers pursuant to Section 5.03(d) and the unaudited pro forma financial information about the Obligors delivered to the Note Purchasers in the ITC^DeltaCom 2005-2006 Management Plan dated March 9, 2005 and the ITC^DeltaCom 2005-2007 forecast dated June 2005 (collectively, the “Projections”), were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such information, and represented, at the time of delivery, the Obligors’ best estimate of the future financial performance of the Obligors.

(j) No information, exhibit or report furnished by or on behalf of any Obligor to any Agent or any Note Purchaser in connection with the negotiation of the Note Purchase Documents or pursuant to the terms of the Note Purchase Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(k) The Issuer is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Note have been or shall be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Neither any Obligor nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the issuance of any Notes, nor the application of the proceeds or repayment thereof by the Issuer, nor the consummation of the other Transactions, shall violate any provision of such Act or any rule, regulation or order of the SEC thereunder, in each case assuming the accuracy of the representations and warranties of each Note Purchaser in Section 4.02.

(m) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the Note Purchase Documents, the Second Lien Loan Documents and the New Third Lien Documents and customary limitations imposed by Applicable Law) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent or any of its Subsidiaries that owns outstanding Capital Stock of such Subsidiary.

(n) The Collateral Documents create a valid first priority security interest in the Collateral, securing the payment of the Secured Obligations, and at such time as all filings delivered to the Collateral Agent on or before the Closing Date have been duly filed in accordance with the provisions of the Security Agreement, such first priority security interest shall be perfected. The Obligors are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens and security interests created or permitted under the Note Purchase Documents.

(o) Since December 31, 2004, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect (it being acknowledged that the effect of the events described in Schedule 4.01(o) does not constitute a Material Adverse Effect). Neither the Parent nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted by Section 5.02(g).

(p) ERISA Matters.

(i) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans. The Obligors and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations under each Plan except where failure to comply or perform would not have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

(ii) No ERISA Event (x) has occurred and is outstanding or (y) to the Obligors’ knowledge, is reasonably expected to occur, in each case with respect to any Plan.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Note Purchasers, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Obligor nor any ERISA Affiliate has incurred or, to the Obligors’ knowledge, is reasonably expected to incur any Withdrawal Liability exceeding $1,000,000 to any Multiemployer Plan.

(v) Neither any Obligor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan, to the Issuer’s knowledge, is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(q) Environmental.

(i) The operations and properties of each Obligor and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs.

(ii) Each Obligor and each of its Subsidiaries have obtained and maintain in full force and effect all material Environmental Permits required for their respective operations and the occupancy of their respective facilities, and no actions are pending, or to any Obligor’s knowledge, threatened, to amend, challenge, revoke, cancel, restrict, terminate or appeal any such Environmental Permits.

(iii) No circumstances exist that could (A) form the basis of any material Environmental Action against any Obligor or any of its Subsidiaries or any of their current or former properties or facilities or (B) cause any such properties or facilities to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(iv) None of the properties or facilities currently or formerly owned or operated by any Obligor or any of its Subsidiaries (A) is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to any Obligor’s knowledge, is adjacent to any such property; (B) contain or, to any Obligor’s knowledge, have contained in the past, any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed, any equipment containing polychlorinated biphenyls, or any asbestos-containing materials, and (C) has been the location of or are affected by any Hazardous Materials that are or have been released, discharged or disposed of on any such property or facility.

(v) Neither any Obligor nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law.

(vi) No Hazardous Materials have been generated, used, treated, handled, released, disposed or stored at, arranged for disposal or transported to or from, any property currently or formerly owned or operated by any Obligor or any of its Subsidiaries in a manner that could result in material liability to any Obligor or any of its Subsidiaries.

(r) Taxes.

(i) Except as set forth in Schedule 4.01(r) hereto, neither any Obligor nor any of its Subsidiaries is party to any tax sharing agreement,

(ii) (x) all tax returns and all material statements, reports and forms (including estimated tax or information returns) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, each Obligor and its Subsidiaries have been timely filed in accordance with all applicable laws and, as of time of filing, each Tax Return was accurate and complete and correctly reflected the facts regarding income, business, assets, operations and the status of each Obligor and its Subsidiaries; (y) each Obligor and its Subsidiaries has timely paid or made adequate provision for payment of all taxes that are shown as due and payable on Tax Returns that have been so filed or that are otherwise required to be paid, including without limitation, assessments, interest and penalties (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the financial statements delivered hereunder); and (z) each Obligor and its Subsidiaries have made adequate provision for all taxes payable by such Obligor and its Subsidiaries for which no Tax Return has yet been filed or which are otherwise due,

(iii) Set forth on Part I of Schedule 4.01(r) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Obligor and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”),

(iv) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of each Obligor and each of its Subsidiaries and Affiliates proposed by the Internal Revenue Service with respect to Open Years does not exceed $35,000. Set forth on Part II of Schedule 4.01(r) hereto is a complete and accurate description, as of the date hereof, of each such item that separately, for all such Open Years, together with applicable interest and penalties, exceeds $100,000. To the Issuer’s knowledge, no issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(v) Except as set forth in Schedule 4.01(r) hereto, the aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Obligor and its Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $35,000. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(s) Neither the business nor the properties of any Obligor or any of its Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

(t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Surviving Debt (after giving pro forma effect to the repayment of the outstanding Debt issued under the Third Amended ITCD Credit Agreement and the termination of such agreement), showing as of the date hereof the Obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor. No Obligor is in default, and no waiver of default is currently in effect, in the performance of any agreements related to, or in the payment of any principal or interest on, any (i) Surviving Debt, (ii) Debt under the Second Lien

Loan Documents or (iii) Debt under the Original Third Lien Credit Agreement and no event or condition exists with respect to any such Debt that would (A) require the Obligor thereof to repurchase it or (B) permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(u) Neither Parent nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the ICC Termination Act, as amended, or the Investment Company Act of 1940.

(v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Liens on the property or assets of any Obligor or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Obligor or such Subsidiary subject thereto.

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all real property owned or leased by any Obligor or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and gross book and fair value thereof. Each Obligor or Subsidiary has good, marketable and insurable fee simple title to, or a valid leasehold interest in, such real property, free and clear of all Liens, other than Liens created or permitted by the Note Purchase Documents.

(x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all leases of real property under which any Obligor or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each agreement listed on Schedule 4.01(x) is in full force and effect and no Obligor has knowledge of any default that has occurred and is continuing thereunder. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all Investments held by any Obligor or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, Obligor or issuer and maturity, if any, thereof.

(z) Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof (the “Intellectual Property”), of each Obligor or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by the Parent and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(aa) Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all Material Contracts of each Obligor and its Subsidiaries involving aggregate consideration payable to or by such Obligor or its Subsidiaries of $20,000,000 or more in any year. Each such Material Contract, together with each other Material Contract, shows as of the date hereof the parties, subject matter and term thereof. Each such Material Contract, together with each other Material Contract, has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and except as set forth on Schedule 4.01(aa) hereto, there exists no default under any Material Contract by any party thereto.

(bb) The Warrants and the other Warrant Documents have been duly authorized by the Parent and, when issued and delivered in accordance with the terms of the New Third Lien Securities Purchase Agreement, the Warrant Agreement and the other Warrant Documents, the Warrants shall be validly issued and outstanding, and free and clear of any Liens. The Warrant Shares and Conversion Shares shall, when issued, be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens. The issuance of the Warrants, the Warrant Shares and the Conversion Shares shall not be subject to preemptive or other similar rights.

(cc) The Warrants when issued, and the other Warrant Documents, shall constitute valid and binding agreements of the Parent, in each case enforceable against the Parent in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by generally principles of equity.

(dd) Neither the Parent nor any Person acting on its behalf (it being understood that neither the Agent nor any Note Purchaser shall be deemed for purposes of this representation and warranty to be acting on behalf of the Parent) has taken or shall take any action (including, without limitation, any offering of any securities of the Parent under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the Warrants) which might subject the offering, issuance or sale of the Warrants to the registration requirements of Section 5 of the Securities Act.

(ee) The authorized capital stock of the Parent consists of 350,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 20, 2005, there were outstanding 56,109,205 shares of Common Stock of the Parent, 186,555 shares of Series A Preferred Stock, and 560,855 shares of Series B Preferred Stock. As of the date first written above on this Agreement, there were outstanding under the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan dated December 18, 2003 (i) stock options to purchase an aggregate of 2,432,407 shares of Common Stock of the Parent, of which stock options to purchase an aggregate of 1,494,894 shares of Common Stock of the Parent were exercisable, and (ii) restricted stock units for 2,508,500 shares of Common Stock of the Parent, of which restricted stock units for 182,958 shares of Common Stock were vested. As of July 20, 2005, there were outstanding, currently exercisable warrants to purchase an aggregate of 4,019,850 shares of Common Stock of the Parent. All outstanding shares of capital stock of the Parent have been, and all shares of Common Stock of the Parent that may be issued pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan shall be, when issued in accordance with the terms of such plan, duly authorized and validly issued and fully paid and nonassessable. No Subsidiary of the Parent owns any shares of capital stock of the Parent.

(ff) Intentionally Omitted.

(gg) Securities Activities. Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds from the Notes hereunder shall be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Parent in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin Stock does not constitute more than 5% of the value of the consolidated assets of the Parent and its Subsidiaries and the Parent does not have any present intention that Margin Stock shall constitute more than 5% of the value of such assets. As used in this Section 4.01(ff), the terms “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

(hh) Certain Fees. Other than fees payable by the Obligors to Miller Buckfire & Co., LLC in connection herewith and the other financings closing on the Closing Date, no broker’s or finder’s fee or commission shall be payable with respect to this Agreement or any of the other Note Purchase Documents or any of the transactions contemplated hereby or thereby, and the Parent hereby indemnifies Note Purchasers and the Agents against, and agrees that it shall hold Note Purchasers and the Agents harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

(ii) Employee Matters. There is no strike or work stoppage in existence or threatened involving the Parent or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(jj) Solvency. Each Obligor is and, upon the incurrence of any Obligations by such Obligor on any date on which this representation is made, shall be, Solvent. No transfer of property is being made by the Parent or any of its Subsidiaries and no obligation is being incurred by the Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Note Purchase Documents with the intent to hinder, delay, or defraud either present or future creditors of the Parent and its Subsidiaries.

Section 4.02 Representations and Warranties of each Note Purchaser. Each Note Purchaser represents and warrants, severally and not jointly, to the Obligors, as follows as of the date hereof and the Closing Date:

(a) Such Note Purchaser is a “Qualified Institutional Buyer,” as defined in Rule 144A under the Securities Act or an “accredited investor” within the meaning of Rule

501(a) of Regulation D under the Securities Act and the Parent Transaction Securities to be acquired by it pursuant to this Agreement are being acquired for its own account and without a view to, or for resale in connection with, any distribution thereof or any interest therein within the meaning of the Securities Act; provided that the provisions of this Section 4.02 shall not prejudice such Note Purchaser’s right at all times to sell or otherwise dispose in accordance with the terms of this Agreement of all or any part of the Parent Transaction Securities so acquired pursuant to a registration under the Securities Act or an exemption from such registration available under the Securities Act;

(b) Such Note Purchaser understands that: (i) the sale or re-sale of the Parent Transaction Securities has not been and shall not be registered under the Securities Act or any applicable state securities laws by the Issuer, and the Parent Transaction Securities may not be sold, distributed or otherwise transferred unless the Parent Transaction Securities (a) are sold, distributed or transferred pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or (b) the Parent Transaction Securities are sold pursuant to Rule 144 under the Securities Act or any other exemption from registration available under the Securities Act; (ii) any sale of the Parent Transaction Securities made in reliance on Rule 144 may be made only in accordance with the terms of such Rule and further, if such Rule is not applicable, any sale of the Parent Transaction Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with another exemption under the Securities Act; (iii) neither the Parent nor any other Person is under any obligation to register the Parent Transaction Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (except to the extent contemplated by the Registration Rights Agreement with respect to the Warrants, the Warrant Shares and the Conversion Shares); and (iv) no governmental entity has passed upon or made any recommendation or endorsement of the Parent Transaction Securities;

(c) The execution, delivery and performance of this Agreement and the purchase of the Parent Transaction Securities pursuant hereto are within such Note Purchaser’s corporate, partnership or limited liability company, as applicable, powers and have been duly and validly authorized by all requisite corporate, partnership or limited liability company, as applicable, action;

(d) This Agreement has been duly executed and delivered by such Note Purchaser;

(e) This Agreement constitutes a valid and binding agreement of such Note Purchaser;

(f) Such Note Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Transaction Securities and such Note Purchaser is capable of bearing the economic risks of such investment;

(g) Such Note Purchaser has been given access to all documents, records, and other information, has received physical or electronic delivery of all such documents, records and information which such Note Purchaser has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Parent, the Issuer and the Subsidiary Guarantors and their respective officers, employees, agents, accountants, and representatives concerning the Issuer’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Parent Transaction Securities;

(h) The address set forth on Schedule I hereto for such Note Purchaser is its principal place of business; and

(i) Such Note Purchaser acknowledges that the Parent Transaction Securities shall bear a restrictive legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE CORPORATION RESERVES THE RIGHT PRIOR TO ANY SUCH TRANSACTION TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE FOREGOING RESTRICTIONS.

ARTICLE V. COVENANTS

Section 5.01 Affirmative Covenants. So long as any Note or any other Obligation of any Obligor under any Note Purchase Document shall remain unpaid, each Obligor shall:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the rules and regulations of the FCC and each applicable PUC.

(b) Payment of Taxes, Etc. Subject to Section 5.01(n)(ii), pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) any tax, fee or surcharge imposed upon, or required to be collected and remitted by, any Obligor pursuant to Applicable Law, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Issuer nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable. The Issuer shall not, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than with the Parent or any of the Parent’s Subsidiaries).

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and the occupancy of its properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties or respond to any Environmental Action, to the extent required by and in accordance with all Environmental Laws; provided, however, that neither the Issuer nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates. Without limiting the generality of the foregoing, the Obligors shall maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. Each such policy of insurance shall (i) name the Collateral Agent for the benefit of Note Purchasers as an additional insured thereunder as its interests may appear and (ii) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent, that names the Collateral Agent for the benefit of Note Purchasers and the Collateral Agent as the loss payee thereunder for any covered loss in excess of $5,000,000 and provides for at least 30 days’ prior written notice to the Agent of any modification or cancellation of such policy. Without limiting the generality of the foregoing, the Obligors shall also maintain or cause to be maintained, on a commercially reasonable basis, directors and officers liability insurance which shall cover all of the members of the board of directors of the Parent in such amounts, with such deductibles, covering such risks, and having such exclusions, as are at all times satisfactory to the Collateral Agent in its commercially reasonable judgment.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Parent and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and provided, further, that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Issuer or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Note Purchasers.

(f) Visitation Rights. At any reasonable time upon prior reasonable notice and from time to time (i) at the expense of the Issuer, permit any of the Agents and (ii) at the expense of any Note Purchaser, permit such Note Purchaser, in each case, or any of their respective agents or representatives, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Note Purchase Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Parent or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Obligor or (z) the acquisition of any property acquired for a purchase price in excess of $1,000,000 in any Fiscal Year and $5,000,000 in the aggregate over the term of this Agreement by any Obligor, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties having the priority contemplated by the Intercreditor and Subordination Agreements, then the Obligors shall, in each case at the Obligors’ expense: (i) in connection with the formation or acquisition of a Subsidiary, within 10 days after such formation or acquisition (or such longer period as the Agent may permit), cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Obligors’ obligations under the Note Purchase Documents, (ii) within 30 days after such request, formation or acquisition (or such longer period as the Agent may permit), furnish to the Collateral Agent a description of the real and personal properties of the Obligors and their respective Subsidiaries in detail satisfactory to the Collateral Agent, (iii) within 45 days after such request, formation or acquisition (or such longer period as the Agent may permit), duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Collateral Agent mortgages, pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of the applicable Obligor, such Subsidiary or such parent, as the case may be, under the Note Purchase Documents and constituting Liens on all such properties, (iv) within 45 days after such request, formation or acquisition (or such longer period as the Agent may permit), take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms, (v) within 60 days after such request, formation or acquisition (or such longer period as the Agent may permit), deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Obligors reasonably acceptable to the Collateral Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Obligor thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Collateral Agent may reasonably request, (vi) within 60 days after such request, formation or acquisition (or such longer period as the Agent may permit), deliver, upon the request of the Collateral Agent in its sole discretion, to the Collateral Agent with respect to each parcel of real property owned by the entity that is the subject of such request, formation or acquisition such title reports, surveys and engineering, soils and other reports, and environmental assessment reports, as may be prepared in the ordinary course of business by such entity, provided, however, that to the extent that any Obligor or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, (vii) upon the occurrence and during the continuance of a Default, promptly cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into the Collateral Account, and with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Collateral Agent may deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends having the priority contemplated by the Intercreditor and Subordination Agreements, and (viii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements and security agreements.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Note Purchaser through the Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Note Purchase Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) promptly upon request by any Agent, or any Note Purchaser through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Note Purchaser through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Note Purchase Documents, (B) to the fullest extent permitted by applicable law, subject any Obligor’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Note Purchase Document or under any other instrument executed in connection with any Note Purchase Document to which any Obligor or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. Notwithstanding the foregoing, no Obligor shall be required, solely pursuant to the provisions of this Section 5.01(k), to encumber any assets which were not otherwise required to be encumbered on the Closing Date or pursuant to Section 5.01(j) or 5.01(n).

(l) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations, and cause each of its Subsidiaries to make all payments and otherwise perform all obligations, in respect of all leases of real property to which the Issuer or any of its Subsidiaries is a party as and when such payments and obligations are due, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except in each of the foregoing cases where the failure to do so would not have a Material Adverse Effect.

(m) Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect until the cancellation or termination thereof in accordance with its terms, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent (or by the Agent at the request of the Required Holders) and, upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Obligor or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except in each of the foregoing cases where the failure to do so would not have a Material Adverse Effect.

(n) Post-Closing Covenants. (i) With respect to (A) any newly-acquired Unencumbered Parcel with a gross book value in excess of $3,000,000, or (B) any Unencumbered Parcel owned by any Obligor as of the Closing Date in which any such Obligor has invested such that the gross book value of the land and any buildings thereon after the investment is completed is greater than $3,000,000, the Obligors shall deliver to the Agent, within 45 days after the closing of any such acquisition in clause (A) above or of any such investment in clause (B) above with respect to such property, the following, each dated such day (unless otherwise specified) in form and substance satisfactory to the Agent: deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in form reasonably satisfactory to the Agent (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”), duly executed by the appropriate Obligor, together with:

(1) evidence that counterparts of the Mortgages have been duly recorded in all filing or recording offices that the Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties having the priority contemplated by the Intercreditor and Subordination Agreements and that all filing and recording taxes and fees have been paid,

(2) fully paid American Land Title Association Lender’s Extended Coverage mortgagee title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount reasonably acceptable to the Collateral Agent, issued, coinsured and reinsured by title insurers acceptable to the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and Liens having the priority contemplated by the Intercreditor and Subordination Agreements, and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably deem necessary or desirable,

(3) American Land Title Association form surveys, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Collateral Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Collateral Agent,

(4) the Assignments of Leases and Rents referred to in the Mortgages, duly executed by the appropriate Obligor,

(5) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Agent may reasonably deem necessary or desirable,

(6) evidence of the insurance required by the terms of the Mortgages, and

(7) evidence that all other action that the Agent may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(ii) With respect to (A) any newly-acquired Unencumbered Parcel with a gross book value in excess of $1,000,000 but less than $3,000,000, or (B) any Unencumbered Parcel owned by any Obligor as of the Closing Date in which any such Obligor has invested such that the gross book value of the land and any buildings thereon after the investment is completed is in excess of $1,000,000 but less than $3,000,000, the Obligors shall deliver to the Agent, within 45 days after the closing of any such acquisition in clause (A) above or of any such investment in clause (B) above with respect to such property, the following, each dated such day (unless otherwise specified) in form and substance satisfactory to the Agent: deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in form reasonably satisfactory to the Agent, together with evidence that counterparts of any such mortgages have been duly recorded in all filing or recording offices that the Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid.

(iii) With respect to the Davidson County switch property located at 101 Rains Avenue, Nashville, TN 37203, the Obligors shall deliver to the Agent, within 30 days after the Closing Date, deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust, as applicable, in form reasonably satisfactory to the Agent, together with evidence that counterparts of such mortgage have been duly recorded in all filing or recording offices that the Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid.

(o) Use of Proceeds. The Parent shall, and shall cause each of its Subsidiaries to, use the proceeds of the Notes to repay all obligations under the Third Amended ITCD Credit Agreement and otherwise provide working capital for the Parent and its Subsidiaries and for such Persons’ general corporate purposes.

(p) Application of Extraordinary Receipts. The Parent shall and shall cause each of its Subsidiaries to use the proceeds of any Extraordinary Receipt or Net Cash Proceeds in accordance with the terms of this Agreement.

(q) Deposit Accounts, Securities Accounts and Cash Management Systems. The Parent shall, and shall cause each of its Subsidiaries to, use and maintain its deposit accounts, securities accounts and cash management systems in a manner reasonably satisfactory to Note Purchasers and the Agent. The Parent shall not permit any of such deposit accounts or securities accounts at any time to have a principal balance in excess of $100,000 in the aggregate for all such accounts unless the Parent or such Subsidiary, as the case may be, has delivered to Note Purchasers and the Agent an Account Control Agreement substantially in the form attached hereto as Exhibit H.

(r) Assignability of Contracts. The Parent shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to exclude from all Material Contracts entered into after the Closing Date, any term or provision that would prevent the Parent or a Subsidiary Guarantor from granting a Lien in such agreements or documents to the Collateral Agent under the Collateral Documents.

(s) Regulatory Consents. The Parent shall, and shall cause each of its Subsidiaries to, use its diligent efforts to obtain or make, within 180 days after the Closing Date, all governmental licenses, permits, approvals, authorizations, actions, notices and filings set forth on Part II of Schedule 4.01(d) in connection with the Transactions (without the imposition of any conditions that are not reasonably acceptable to the Agent).

(t) Information Statement. The Parent shall file the information statement (the “Information Statement”) of the Parent required to be filed with the SEC pursuant to Regulation 14C under the Exchange Act in connection with the issuance of those certain warrants issued pursuant to the Warrant Agreement, dated as of March 29, 2005, between the Parent and Mellon Investor Services LLC, as warrant agent, as amended from time to time (the “March 2005 Warrants”), shares issuable upon exercise of the March 2005 Warrants, the Warrants, Warrant Shares, and the Conversion Shares and any amendments or supplements thereto, and will cause such filing, when filed, to comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Parent, the Information Statement, as supplemented or amended, if applicable, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.01(t) shall not apply to statements or omissions included in the Information Statement based upon information furnished to the Parent in writing by WCAS or TCP specifically for use therein.

(u) For each financial institution at which any Obligor maintains deposit, securities or other accounts for which the Obligors have been unable to deliver a legal opinion reasonably acceptable to the Agent as to the perfection of a security interest over such account as of the Closing, the Obligors shall either (i) deliver such an opinion (in form and substance satisfactory to the Agents) over such account control agreements not later than 30 days following the Closing Date or (ii) at the request of the Agent, promptly move or transfer any deposit, securities or other accounts and/or cash management systems to one or more nationally or regionally recognized financial institutions that the Agents in their sole discretion determine will be able to provide account control agreements that demonstrate that the Collateral Agent has a perfected security interest in such security, deposit or other account (whether confirmed by legal opinion in form and substance satisfactory to the Agents or other means acceptable to the Agents in their sole discretion). In addition, the Obligors shall cooperate and assist the Agents in ensuring that the Collateral Agent has a perfected security interest in the securities, deposit and other accounts of the Obligors at all times.

Section 5.02 Negative Covenants. So long as any Note or any other Obligation of any Obligor under any Note Purchase Document shall remain unpaid, no Obligor shall, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign, file or authorize the filing or suffer to exist, or permit any of its Subsidiaries to sign, file or authorize the filing or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Parent or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Note Purchase Documents;

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule 4.01(v) hereto;

(iv) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv); provided, that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(v) Liens created after the date hereof in connection with purchase money obligations with respect to equipment acquired by any Obligor in the ordinary course of business;

(vi) Liens securing Debt incurred pursuant to Sections 5.02(b) (ii) and (iii) and otherwise permitted by the Subordination and Intercreditor Agreements;

(vii) Liens securing Debt incurred pursuant to Sections 5.02(b)(vi); and

(viii) (A) deposits of cash, checks or Cash Equivalents to secure Ordinary Course Obligations, (B) letters of credit issued to secure Ordinary Course Obligations or (C) surety, appeal, performance and return-of-money bonds and bonds of a similar nature issued to secure or in respect of Ordinary Course Obligations, in an aggregate amount not to exceed the amount set forth in Section 5.02(b)(ix).

(b) Debt. Incur or permit any of its Subsidiaries to Incur any Debt other than:

(i) Debt under the Note Purchase Documents;

(ii) Debt outstanding as of the Closing Date under the Second Lien Loan Documents in an aggregate principal amount not to exceed (a) $55,714,294 minus (b) the sum of any principal prepayments made on such Debt after the date hereof (plus paid-in-kind interest thereon in accordance with the Second Lien Loan Documents), as the same may be refinanced or replaced from time to time, so long as all of the following conditions are met: (A) such refinancing or replacement does not shorten the maturity date or weighted average life to maturity date of the Debt being refinanced or replaced, (B) such refinancing or replacement does not increase the non-default interest rate by more than 200 basis points (unless the Note Purchase Documents are also amended to permit an equivalent increase), (C) the priority of the Liens and guaranties thereunder do not change (and continue to be subject to the Intercreditor and Subordination Agreements), (D) the principal amount of the refinanced or replaced Debt does not exceed the maximum principal amount of Debt permitted to be incurred pursuant to this clause (ii), and (E) the covenants, defaults and other material provisions thereof are not made materially more restrictive;

(iii) Debt of the Obligors under the New Third Lien Documents outstanding at any time in an aggregate principal amount not to exceed $90,000,000 (plus paid-in-kind interest thereon in accordance with the New Third Lien Documents, as the same may be refinanced or replaced from time to time, so long as all of the following conditions are met: (A) such refinancing or replacement does not shorten the maturity date or weighted average life to maturity date of the Debt being refinanced or replaced, (B) such refinancing or replacement does not increase the non-default interest rate by more than 200 basis points (unless the Note Purchase Documents are also amended to permit an equivalent increase), (C) the priority of the Liens and guaranties thereunder do not change (and continue to be subject to the Third Lien Intercreditor and Subordination Agreement), (D) the principal amount of the refinanced or replaced Debt does not exceed the maximum principal amount of Debt permitted to be incurred pursuant to this clause (iii), and (E) the covenants, defaults and other material provisions thereof are not made materially more restrictive;

(iv) Capitalized Leases (other than Surviving Debt) not to exceed in the aggregate $7,500,000;

(v) the Surviving Debt;

(vi) Debt Incurred under the Second Lien Loan Documents after a Default or Event of Default consisting of protective advances made by the Second Lien Lenders directly to Persons unrelated to the Issuer in an amount not to exceed $5,500,000 for the sole purpose of protecting or preserving the value of the Collateral;

(vii) Debt of the Issuer under Hedge Agreements; provided, that such agreements (A) are designed solely to protect the Obligors against fluctuations in foreign currency exchange rates or interest rates and (B) do not increase the Debt of the Obligor thereunder outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(viii) Debt Incurred in connection with the repayment or refinancing of the Debt under the Note Purchase Documents in full or, if the Debt under the Note Purchase Documents is not repaid or refinanced in full, in such other amount and on such terms and conditions as is approved by the Required Holders;

(ix) Debt in respect of Ordinary Course Obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(x) Debt of the type described in clause (j) of the definition of “Debt” which is secured by a Permitted Lien, to the extent that such Debt is Incurred in the ordinary course of business and is not the subject of an enforcement, collection, execution, levy or foreclosure proceeding and is not duplicative of Debt Incurred pursuant to Section 5.02(b)(ix).

Notwithstanding any other provision under this Section 5.02(b), (A) the maximum amount of Debt that the Parent or a Subsidiary may incur pursuant to Sections 5.02(b)(i), (ii), (iii), (iv) and (ix) shall not exceed $393,215,294 in aggregate principal amount at any one time outstanding, and (B) any Obligor may Incur Debt owed to any other Obligor.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof provided, that, the Parent or any of its Subsidiaries may engage in activities that are ancillary or related to its business as presently conducted.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Issuer may merge into or consolidate with the Issuer or any other Subsidiary of the Issuer, provided, that (A) in the case of any such merger or consolidation of or with the Issuer, the Issuer shall be the surviving Person and (B) in the case of any such merger or consolidation among Subsidiaries of the Issuer, the Person formed by such merger or consolidation shall be a Subsidiary of the Issuer, and if a Subsidiary Guarantor is a party to such merger or consolidation, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(ii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of the Issuer may permit any other Person to merge into or consolidate with it; and

(iii) any Obligor may merge into or consolidate with any Person in connection with a Permitted Reorganization;

provided, that in each case, immediately after giving effect to such merger or consolidation, no event shall occur and be continuing that constitutes a Default.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, other than Inventory to be sold in the ordinary course of its business, except:

(i) sales and leases of assets in the ordinary course of its business consistent with prudent business practice for companies engaged in similar businesses, for cash and fair value (such as fiber sales);

(ii) in a transaction authorized by Section 5.02(d) (other than clause (ii) thereof);

(iii) the sales or dispositions as set forth in Schedule VII;

(iv) sales of assets as consented to by the Required Holders for cash and for fair value;

(v) sales of obsolete equipment and other property no longer used or relevant to the core business or operations of any Obligor for cash and for fair value in an aggregate amount not to exceed $2,000,000;

(vi) sales of equipment for cash and for fair value in an aggregate amount not to exceed $10,000,000 to the extent the proceeds thereof are used by any Obligor to purchase replacement equipment that is substantially similar in type and function to the equipment sold or to be sold, within 180 days before or after the date of any such sale;

(vii) any sale, lease, transfer or other disposition by the Parent or any Subsidiary of the Parent to the Issuer and its Subsidiaries that are Obligors;

(viii) assignments, sales or other dispositions at fair market value for cash of accounts receivable representing amounts owed to any Obligor by any Person that is subject to a proceeding under the Bankruptcy Code; and

(ix) intercompany assignments, sales or other dispositions of property in connection with a Permitted Reorganization;

provided, that in the case of sales of assets pursuant to clauses (iv) and (viii) above, the Issuer shall, on the date of receipt by any Obligor or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Notes pursuant to, and in the amount set forth in Section 2.09(a), as specified therein to be applied in the order of priority set forth in Section 2.09. Nothing in this Section 5.02(e) shall restrict the Parent from issuing, selling, transferring or otherwise disposing of, for or without consideration and by dividend or otherwise, any Equity Interests in the Parent, or any option, warrant or other right to purchase or otherwise acquire any Equity Interests in the Parent.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) equity Investments by the Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof and other Investments in Obligors, including Persons who become Obligors in a transaction permitted by Section 5.02(d);

(ii) loans and advances to employees in the ordinary course of the business of the Parent and its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(iii) Investments in Cash Equivalents;

(iv) Investments existing on the date hereof and described on Schedule 4.01(y) hereto;

(v) extension of trade credit in the ordinary course of business;

(vi) Investments permitted pursuant to Section 5.02(d); and

(vii) intercompany Investments made in connection with a Permitted Reorganization.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (each, a “Restricted Payment”), or permit any of its Subsidiaries to make a Restricted Payment except (i) Restricted Payments by a Subsidiary of the Issuer or BTI to the Issuer or BTI, respectively, to other Subsidiaries of the Issuer or BTI that are the direct or indirect parent of such Subsidiary or BTI and, following the consummation of and in connection with the Permitted Reorganization, by any Subsidiary of any other direct Subsidiary of the Parent to such direct Subsidiary or to any other Subsidiary of such direct Subsidiary, (ii) if no Event of Default has occurred and is continuing, the declaration and payment by any direct Subsidiary of the Parent of dividends in cash or distributions in cash to the Parent, to pay (A) scheduled interest and principal of Surviving Debt and (B) cash in lieu of issuing fractional shares of its Capital Stock and payment of stockholders dissenters rights in an aggregate amount not to exceed $500,000, (iii) the declaration or payment of dividends or distributions solely in Equity Interests of the Parent (including Series A PIK Dividends, Series B PIK Dividends and Series C PIK Dividends), (iv) the purchase, redemption, retirement, defeasance or other acquisition for value of any of the Equity Interests of the Parent (A) in exchange for other Equity Interests of the Parent (including in connection with a Benefit Plan Exchange Offer), (B) upon the conversion of Preferred Interests of the Parent or the exercise, exchange or conversion of stock options, warrants or similar rights to acquire Equity Interests of the Parent, (C) in connection with any purchase, redemption, retirement, defeasance or other acquisition for value of Equity Interests of the Parent tendered by the holder of such Equity Interests in payment of withholding or other taxes relating to the exercise, exchange or conversion of stock options, warrants or other similar rights to acquire Equity Interests of the Parent or (D) tendered in settlement of indemnification or similar claims by the Parent against a holder of Equity Interests of the Parent or (v) Restricted Payments made in connection with a Permitted Reorganization so long as such Restricted Payments are made only to an Obligor.

(h) Transactions with Shareholders and Affiliates. The Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (to the extent such transaction is a reportable event under Item 404 of Regulation S-K) (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Equity Interests of the Parent or with any Affiliate of the Parent or of any such holder, on terms that are less favorable to the Issuer or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between the Parent and any of its direct and indirect wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) any transaction consummated in connection with a Permitted Reorganization, (iii) reasonable and customary fees paid to members of the Governing Bodies of the Parent and its Subsidiaries, (iv) the payment of reasonable legal fees and expenses incurred by the Existing Stockholders in connection with their investment in the Obligors and their Subsidiaries, or (v) any transaction set forth on Schedule 5.02(h); provided, further that in no event shall the Parent or any of its Subsidiaries pay, at any time, any fees (whether in the form of cash, equity incentives or otherwise) to any Affiliates for management, consulting or similar services.

(i) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents except for any amendment (i) required by or in connection with the Note Purchase Documents, the New Third Lien Loan Documents or the Warrant Documents, in each case as in effect on the Closing Date, (ii) that could not reasonably be expected to have a Material Adverse Effect or (iii) in connection with a Permitted Reorganization.

(j) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP, or (ii) Fiscal Year.

(k) Prepayments, Etc., of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled amortization or maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt or permit any of its Subsidiaries to do so except (A) the payment or prepayment of any or all of the Obligations under the Note Purchase Documents, (B) prepayments in full of Debt incurred pursuant to Section 5.02(b)(ii) but only with the proceeds of replacement or refinancing Debt permitted under such Section, (C) prepayments in full of Debt incurred pursuant to Section 5.02(b)(iii) but only with the proceeds of replacement or refinancing Debt permitted under such Section, (D) regularly scheduled or required repayments or redemptions of Surviving Debt, and (E) the prepayment of intercompany Debt owed by any Obligor to any other Obligor by the Parent or any Subsidiary of the Parent, (ii) amend, modify or change in any manner any term or condition of any Surviving Debt or any Subordinated Debt, or permit any of its Subsidiaries to do so, except in each case for any amendment, modification or change of any such Debt that (A) could not reasonably be expected to adversely effect the Note Purchasers, (B) would not accelerate the scheduled amortization or final maturity date of such Surviving Debt or Subordinated Debt or increase the amounts due on any scheduled amortization date, (C) would not increase the applicable interest rate of such Surviving Debt or Subordinated Debt, or permit any of its Subsidiaries to do any of the foregoing, and (D) shall not contain mandatory redemption, prepayment, covenant or event of default provisions materially more restrictive than the terms of such Surviving Debt or Subordinated Debt prior to the date of such amendment, modification or change, or (iii) amend, modify or change in any manner any term or condition of the Second Lien Loan Documents or the New Third Lien Documents except, in each case, to the extent such amendment, modification or change is permitted by the Intercreditor and Subordination Agreements.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of (A) the Note Purchasers under this Agreement, (B) the Second Lien Agent and the Second Lien Lenders under the Second Lien Loan Documents, or (C) the Third Lien Lenders under the New Third Lien Documents or (ii) in connection with (A) any Surviving Debt (as such restriction exists on the date hereof) or (B) any Capitalized Lease permitted under Section 5.02(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so.

(n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(o) Formation of Subsidiaries. Organize, or permit any Subsidiary to organize, any new Subsidiary except for any Subsidiary so long as (i) any such Subsidiary shall be directly or indirectly wholly-owned by the Parent, (ii) there exists no Default or Event of Default both before and after giving effect to the creation of any new wholly owned Subsidiary and the transfer of any assets to such wholly owned Subsidiary, (iii) immediately upon the creation of any new wholly owned domestic Subsidiary, such Subsidiary shall become a Subsidiary Guarantor, (iv) the applicable Obligor owning any portions of the stock of any such new wholly owned Subsidiary immediately delivers all shares of stock of the new wholly owned Subsidiary to the Collateral Agent, subject to the provisions of the Intercreditor and Subordination Agreements, for the benefit of the Note Purchasers, the Second Lien Lenders and the Third Lien Lenders, together with stock powers executed in blank, and executes and immediately delivers to the Collateral Agent pledge agreements pledging all such stock to secure the Obligations and the Obligations under the Second Lien Loan Documents and the New Third Lien Documents, in form substantially similar to the applicable Note Purchase Document provided that clauses (ii), (iii) and (iv) shall not apply to the organization of a Subsidiary of the

Parent with de minimis assets solely for the purpose of merging and consolidating such newly organized Subsidiary with another Subsidiary of the Parent in connection with a Permitted Reorganization, so long as such merger or consolidation is consummated promptly after the organization of such newly organized Subsidiary and the Subsidiary formed by or surviving such merger or consolidation complies with this Section 5.02(o).

(p) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, any Obligor or a Subsidiary of an Obligor (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Note Purchase Documents, (ii) the Second Lien Loan Documents, (iii) the New Third Lien Documents and (iv) any agreement or instrument evidencing Surviving Debt (as such restriction exists on the date hereof).

(q) Amendment, Etc., of Material Contracts. Cancel or terminate (except in accordance with the terms thereof) any Material Contract, or consent to or accept any cancellation or termination thereof (except in accordance with the terms thereof); amend, modify or agree to amend or modify any such Material Contract (other than any amendment or modification to a Material Contract required by any change in law, rule or regulation applicable to such Material Contract; give any consent, waiver or approval under any Material Contract; waive any default under or breach of any such Material Contract, or take any other action in connection with any such Material Contract that would impair the value of the interest or rights of any Obligor thereunder or that would impair the interest or rights of any Agent or any Note Purchaser, or permit any of its Subsidiaries to do any of the foregoing, except, in each of the foregoing cases (other than any change in law, rule or regulation that requires an amendment or modification of a Material Contract), where to do so would not be reasonably likely to have a Material Adverse Effect.

(r) Financial Condition Covenants.

(i) Maximum Capital Expenditures. Make or commit to make, or allow any of its Subsidiaries to make or commit to make, Capital Expenditures exceeding, in the aggregate for each period set forth below:

Period	Amount
For the calendar year ending December 31, 2005	$34,545,000
For the calendar year ending December 31, 2006	$48,791,000

For each of the calendar years ending December 31, 2007 and December 31, 2008, and the two quarters ending June 30, 2009, no Obligor shall make or commit to make, or allow any of its Subsidiaries to make or commit to make, Capital Expenditures in excess of 50% of EBITDA for the twelve-month period ending on the last date of each such calendar year, or the twelve-month period ended on June 30, 2009, respectively; provided, that in no event shall the maximum amount of Capital Expenditures for the calendar years ending December 31, 2007 and 2008 exceed $50,000,000 and in no event shall the maximum amount of Capital Expenditures in the twelve month period ended June 30, 2009 exceed $50,000,000. Notwithstanding the amounts set forth in this Section 5.02(r)(i), the Obligors may carry over to the next calendar year the lesser of (x) 50% of the prior year’s unused Capital Expenditure amount set forth or determined in accordance with the foregoing and (y) 20% of the prior year’s Capital Expenditure amount. Any such carry over amounts shall carry over to the immediately succeeding year and shall not be cumulative from year to year.

(ii) Senior Debt Ratio. Commencing on the last day of the fiscal quarter ending September 30, 2005 and, measured on the last day of each fiscal quarter thereafter until the Termination Date, the Senior Debt Ratio shall not exceed the following:

Period	Ratio
September 30, 2005	3.55
December 31, 2005	3.79
March 31, 2006	3.88
June 30, 2006	4.26
September 30, 2006	4.20
December 31, 2006	3.91
March 31, 2007	3.65
June 30, 2007	3.37
September 30, 2007	3.15
December 31, 2007	3.00
March 31, 2008	2.87
June 30, 2008	2.83
September 30, 2008	2.82
December 31, 2008	2.84
March 31, 2009	2.85
June 30, 2009	2.85

(iii) Total Leverage Ratio. Commencing on the last day of the fiscal quarter ending September 30, 2005, and measured on the last day of each fiscal quarter thereafter until the Termination Date, the Total Leverage Ratio shall not exceed the ratio set forth below opposite the applicable date:

Period	Ratio
September 30, 2005	5.84
December 31, 2005	6.22
March 31, 2006	6.36
June 30, 2006	6.99
September 30, 2006	6.90
December 31, 2006	5.66
March 31, 2007	5.89
June 30, 2007	5.45
September 30, 2007	4.83
December 31, 2007	4.60
March 31, 2008	4.42
June 30, 2008	4.35
September 30, 2008	4.35
December 31, 2008	4.38
March 31, 2009	4.40
June 30, 2009	4.42

(iv) Interest Coverage Ratio. Commencing on the last day of the fiscal quarter ending September 30, 2005, and measured on the last day of each fiscal quarter thereafter until the Termination Date, the Interest Coverage Ratio shall not be less than the ratio set forth below opposite the applicable date:

Period	Amount
September 30, 2005	2.00
December 31, 2005	1.74
March 31, 2006	1.43
June 30, 2006	1.25
September 30, 2006	1.23
December 31, 2006	1.47
March 31, 2007	1.42
June 30, 2007	1.54
September 30, 2007	1.65
December 31, 2007	1.74
March 31, 2008	1.86
June 30, 2008	1.89
September 30, 2008	1.93
December 31, 2008	1.92
March 31, 2009	1.91
June 30, 2009	1.90

(v) Minimum Cash. As of the last day of each quarter (commencing September 30, 2005), permit the sum of (A) cash-on-hand and (B) Cash Equivalents, in each case not subject to a Lien (other than Liens in favor of the Collateral Agent pursuant to the Note Purchase Documents and Liens in favor of the applicable Collateral Agent pursuant to the Second Lien Loan Documents and New Third Lien Documents) or the use of which is otherwise restricted, to be less than $10,000,000 from the Closing Date through the Termination Date; provided, however, that no Event of Default shall be triggered by a breach of this Section 5.02(r)(v) unless such breach is not cured by the breaching Obligor by the last day of the succeeding quarter in which this Section 5.02(r)(v) was breached.

(vi) Minimum Consolidated EBITDA. As of December 31, 2006, permit Consolidated EBITDA to be less than $60,000,000.

Section 5.03 Reporting Requirements. So long as any Note or any other Obligation of any Obligor under any Note Purchase Document shall remain unpaid, the Obligors shall furnish to the Agents and the Note Purchasers:

(a) Default Notice. (i) As soon as possible and in any event within two days after any Senior Officer of any Obligor obtains knowledge of any condition or event that constitutes an Event of Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Issuer setting forth details of such Event of Default, or any such event, development or occurrence and the action that the Issuer has taken and proposes to take with respect thereto and (ii) concurrent with delivery of any notice under or pursuant to the Second Lien Loan Documents not otherwise required to be delivered under this Section 5.03, copies of such notice.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of an annual report on Form 10-K for such Fiscal Year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Holders of BDO Seidman, LLP or other independent public accountants of recognized standing acceptable to the Required Holders, together with (i) a certificate of such accounting firm to the Note Purchasers stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing under Section 5.02(r) in respect of such Fiscal Year (as determined solely with reference to financial condition covenant maintenance by the Parent and its Subsidiaries as of the conclusion of the applicable Fiscal Year, rather than on a quarterly basis), or if, in the opinion of such accounting firm, a Default has occurred and is continuing under Section 5.02(r) in respect of such Fiscal Year (as determined solely with reference to financial condition covenant maintenance by the Parent and its Subsidiaries as of the conclusion of the applicable Fiscal Year, rather than on a quarterly basis), a statement as to the nature thereof, (ii) beginning with the Fiscal Year ending December 31, 2005, a Financial Covenants Certificate stating the Issuer’s calculation of the ratios set forth in Section 5.02(r) for the last quarter of such Fiscal Year, a statement as to the amount of proceeds from any sale of assets, including obsolete equipment, received during such Fiscal Year, including a reasonably detailed description of such assets, with supporting documentation and in reasonable detail, and (iii) a Financial Covenants Certificate stating that the representations and warranties in each Note Purchase Document are correct in all material respects on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such date, in which case as of such date and that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Issuer has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, (ii) beginning with the fiscal quarter ending September 30, 2005, a Financial Covenants Certificate stating the Issuer’s calculation of the ratios set forth in Section 5.02(r) for such fiscal quarter with supporting documentation, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Parent as having been prepared in accordance with GAAP (with respect to item (i)), and (iii) a Financial Covenants Certificate stating that the representations and warranties in each Note Purchase Document are correct in all material respects on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such date, in which case as of such date, and that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Issuer has taken and proposes to take with respect thereto.

(d) Monthly Financials. As soon as available and in any event within 30 days after the end of each month, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such month, a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the preceding month, all in reasonable detail and duly certified by the Chief Financial Officer of the Parent, and (ii) a condensed receivables aging report, prepared in accordance with the Issuer’s customary practice from time to time, for the Obligors for such month with respect to their major lines of business and any significant specific accounts review necessary to support bad debt allowances, certified by the Chief Financial Officer of the Parent as fairly and accurately reporting the information described therein, and (iii) a certificate of the Chief Financial Officer of the Parent setting forth Consolidated EBITDA of the Parent and its Subsidiaries for the last twelve months then ended.

(e) Compliance Certificates: Together with each delivery of financial statements of the Parent and its Subsidiaries pursuant to subsections (b) and (c) of this Section 5.03, an officer’s certificate of the Parent stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Parent and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such officer’s certificate, of any condition or event that constitutes an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Parent has taken, is taking and proposes to take with respect thereto.

(f) Reconciliation Statements: If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.03(b), the consolidated financial statements of the Parent and its Subsidiaries delivered shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements following such change, consolidated financial statements of the Parent and its Subsidiaries for (A) the current Fiscal Year to the effective date of such change and (B) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of financial statements following such change, if required pursuant hereto, a written statement of the Chief Financial Officer of the Parent setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth herein) which would have resulted if such financial statements had been prepared without giving effect to such change.

(g) Forecasts and Budgets. In addition to the business plan required to be delivered pursuant to the last sentence of this Section 5.03(g), as soon as available and in any event no later than 45 days after the end of each Fiscal Year, the following prepared by management of the Issuer, in form satisfactory to the Agent: (i) balance sheets, income statements and cash flow statements on a monthly and annual basis for such Fiscal Year; (ii) balance sheets, income statements and cash flow statements on an annual basis for each Fiscal Year thereafter until the Termination Date; (iii) a selling, general and administrative expense budget and a capital expenditure budget for the Obligors for each Fiscal Year in form and substance reasonably satisfactory to the Agent, and (iv) any other information the Agent may reasonably request. Not less than 45 days before the beginning of Fiscal Years 2008 and 2009, the Parent shall deliver, or shall cause the Issuer to deliver, a business plan of ITC^DeltaCom, Inc. which sets forth the business plan for such Fiscal Year as proposed by management and approved by the board of directors of the Parent.

(h) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings, or, to the knowledge of any Obligor, non-frivolous threat thereof, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Obligor or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Obligor or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(i) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Obligor or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Obligor or any of its Subsidiaries files with the SEC or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(j) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Obligor or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Note Purchasers pursuant to any other clause of this Section 5.03.

(k) Agreement Notices. Promptly upon receipt thereof by any Obligor or any of its Subsidiaries, copies of (i) all notices and other documents pursuant or related to any material debt instrument, indenture, loan or credit or similar agreement and (ii) all notices and other documents regarding termination (actual or threatened), defaults, alleged or actual breaches, nonrenewal, and other material matters (other than in accordance with the terms of such agreement or material amendment) under or pursuant to any Material Contract, only if such termination, default, breach, nonrenewal or other matter would be reasonably likely to have a Material Adverse Effect on the Obligors and their Subsidiaries, taken as a whole, and from time to time upon request by the Agent, such information and reports regarding the related documents, the Material Contracts and such instruments, indentures and loan and credit and similar agreements as the Agent or any Note Purchaser may reasonably request.

(l) Revenue Agent Reports. Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Issuer is a member aggregating $2,000,000 or more.

(m) Tax Certificates. (x) Promptly, and in any event within 15 Business Days after the due date (with extensions) for filing the final Federal income tax return in respect of each taxable year, a certificate (a “Tax Certificate”), signed by the President or the Chief Financial Officer of the Issuer, stating that the Obligors have paid to the Internal Revenue Service or other taxing authority, the full amount that the Obligors are required to pay in respect of Federal income tax for such year and that the Obligors have received any amounts payable to them, and have not paid amounts in respect of taxes (Federal, state, local or foreign) in excess of the amount they are required to pay, under the Tax Agreement in respect of such taxable year, and (y) all correspondence between any Obligor and the Internal Revenue Service or other taxing authority relating to any request for, grant of and compliance with any extensions granted with respect to the filing of any income tax returns.

(n) ERISA.

(i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Issuer describing such ERISA Event and the action, if any, that such Obligor or such

ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Obligor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Obligor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that is reasonably expected to be incurred, by such Obligor or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(o) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Obligor or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(p) Real Property. (i) As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(w) and 4.01(x) hereto, including an identification of all owned and leased real property disposed of by any Obligor or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (ii) promptly inform the Agent of any investments in any of the real property listed on Schedule 4.01(w) hereto proposed to be made by any Obligor such that thereafter, the value thereof shall exceed $1,000,000 individually.

(q) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Obligor and its Subsidiaries and containing such additional information as any Agent, or any Note Purchaser through the Agent, may reasonably specify. As soon as practicable after any material change in insurance coverage maintained by the Parent and its Subsidiaries notice thereof to each Note Purchaser and the Agent specifying the changes and reasons therefore.

(r) Damage or Destruction. The Issuer shall give each Note Purchaser and the Agent prompt notice of any loss, damage, or destruction of Property in excess of $5,000,000, whether or not covered by the insurance policies described in Section 5.01(d).

(s) New Accounts. Promptly after opening an account with a bank or other financial institution not subject to an account control agreement, notification thereof.

(t) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Obligor or any of its Subsidiaries as the Agent, or any Note Purchaser through the Agent, may from time to time reasonably request.

(u) Governing Body. With reasonable promptness, written notice of any change in the Governing Body of any Obligor.

(v) New Subsidiaries. Promptly upon any Person becoming a Subsidiary, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary and (b) the jurisdiction of its incorporation, its directors and senior officers, the number of shares of each class of its Equity Interests authorized, and the number then outstanding and the percentage of each such class of its Equity Interests owned (directly or indirectly) by an Obligor and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date thereof.

ARTICLE VI. EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Issuer shall fail to pay any principal of any Note when the same shall become due and payable or (ii) the Issuer shall fail to pay any interest on any Note, or any Obligor shall fail to make any other payment under any Note Purchase Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) any representation or warranty made by any Obligor (or any of its officers) under or in connection with any Note Purchase Document shall prove to have been incorrect or false in any material respect when made; or

(c) any Obligor shall fail to perform, comply or observe any term, covenant or agreement contained in Sections 2.03, 5.01 (e), (f), (i), (j), (m), (n) (r) or (s), 5.02 or 5.03; provided, that failure to comply with the covenants set forth in Sections 2.03, 5.01(r) or 5.01(s) shall not constitute an Event of Default unless and until such failure shall remain unremedied for three Business Days; and provided, further, that failure to comply with any other covenants hereunder for which specific cure periods are otherwise provided herein shall not constitute an Event of Default unless and until such failure shall remain unremedied for the duration of the applicable specific cure period so provided; or

(d) any Obligor shall fail to perform or observe any other term, covenant or agreement contained in any Note Purchase Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Issuer by any Agent or any Note Purchaser; or

(e) any Obligor or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $2,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Obligor or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)

(i) A court having jurisdiction shall enter a decree or order for relief in respect of any Obligor or any of its Subsidiaries in an involuntary case under the U.S. Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) an involuntary case shall be commenced against any Obligor or any of its Subsidiaries under the U.S. Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Obligor or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Obligor or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Obligor or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

(iii) any Obligor or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the U.S. Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Obligor or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(iv) any Obligor or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of any Obligor or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (iii) above or this clause (iv); or

(g) one or more judgments or decrees shall be entered against any one or more Obligors or any of their Subsidiaries and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed for any period of 10 consecutive days, and the aggregate amount of all such judgments (to the extent not paid or to the extent not covered by insurance provided by a carrier that has acknowledged coverage) equals or exceeds $5,000,000; or

(h) any non-monetary judgment or order shall be rendered against any Obligor or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any material license issued by the FCC or any applicable PUC necessary for the conduct of the business of the Obligors shall have been (x) revoked and such license shall not have been reinstated within 60 days or (y) amended and such amendment would reasonably be likely to result in a Material Adverse Effect; or

(j) any provision of any Note Purchase Document after delivery thereof pursuant to Section 3.01 or 5.01(j) or (n) shall for any reason cease to be valid and binding on or enforceable against any Obligor to it, or any such Obligor shall so state in writing; or

(k) any Collateral Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby or shall cease to be in full force and effect; or

(l) a Change of Control shall occur; or

(m) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Obligors and the ERISA Affiliates related to such ERISA Event) exceeds $2,000,000; or

(n) any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $2,000,000 or requires payments exceeding $1,000,000 per annum; or

(o) any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or shall be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000; or

(p) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing; or

(q) an “Event of Default” shall have occurred and be continuing under the Second Amended Second Lien Credit Agreement or the New Third Lien Securities Purchase Agreement; or

(r) the Parent Guaranty or the Subsidiary Guaranty with respect to any Subsidiary Guarantor shall cease to be in full force and effect or the Parent or any Subsidiary Guarantor or any Person acting on behalf of the Parent or any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Parent Guaranty or the Subsidiary Guaranty; or

(s) any Interconnection Agreement shall have been terminated by any party thereto and the applicable Obligor shall not have entered into a replacement Interconnection Agreement substantially similar in scope on commercially reasonable terms within 30 days and such termination is reasonably likely to result in a Material Adverse Effect; or

(t) the Parent or any of its Subsidiaries shall be convicted under any criminal law that could reasonably be expected to lead to a forfeiture of any material property of such Person; or

(u) the directors and officers’ insurance coverage maintained pursuant to Section 5.01(d) shall lapse or fail to cover representatives of the Agent and/or Note Purchasers who are members of the board of directors of the Parent; or

(v) any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, and shall remain unremedied for a period of 30 days; or

(w) any payment by the Parent or any of its Subsidiaries (or any agreement by the Parent or its Subsidiaries to make payment) of money to another party to an Interconnection Agreement in settlement of any dispute in excess of $25,000,000 above the accrued or reserved costs for any such payment in the Consolidated financial statements of the Parent and its Subsidiaries provided to the Note Purchasers under Section 5.03:

then, and in any such event, the Agent shall at the request, or may with the consent, of the Required Holders, by notice to the Issuer, declare the Notes, all interest thereon, the Prepayment Fee and all other amounts payable under this Agreement and the other Note Purchase Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Issuer; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Issuer under the Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Issuer.

ARTICLE VII. GUARANTY

Section 7.01 Guaranty; Limitation of Liability.

(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor now or hereafter existing under or in respect of the Note Purchase Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Secured Party in enforcing any rights under this Agreement or any other Note Purchase Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to any Secured Party under or in respect of the Note Purchase Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Obligor.

(b) Each Guarantor, and by its acceptance of this Agreement, the Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the other Note Purchasers and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as shall result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Agreement or any other guaranty, such Guarantor shall contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Note Purchase Documents.

Section 7.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations shall be paid strictly in accordance with the terms of the Note Purchase Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Note Purchaser with respect thereto. The obligations of each Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other obligations of any other Obligor under or in respect of the Note Purchase Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Issuer or any other Obligor or whether the Issuer or any other Obligor is joined in any such action or actions. The liability of each Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Note Purchase Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Obligor under or in respect of the Note Purchase Documents, or any other amendment or waiver of or any consent to departure from any Note Purchase Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Obligor under the Note Purchase Documents or any other assets of any Obligor or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Secured Parties (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Issuer or any other Obligor or otherwise, all as though such payment had not been made.

Section 7.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Obligors, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor or any of its Subsidiaries now or hereafter known by such Secured Party.

(e) Each Guarantor acknowledges that it shall receive substantial direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Issuer or any other Obligor or any other inside guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Agreement or any other Note Purchase Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Issuer, any other Obligor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, any other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Agreement shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Agreement, and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Note Purchase Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Agreement thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Agreement shall have been paid in full in cash, and (iii) the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Agreement.

Section 7.05 Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as a “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Note Purchase Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Agreement, and each reference in any other Note Purchase Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such Guaranty Supplement.

Section 7.06 Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Obligor (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Obligor), each Guarantor may receive regularly scheduled payments from any other Obligor on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Obligor), however, unless the Required Holders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under the Bankruptcy Code (or similar law) relating to any other Obligor, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including Post-Petition Interest) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Obligor), each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(d) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under the Bankruptcy Code (or similar law) relating to any other Obligor), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 7.07 Continuing Guaranty; Assignments. This Agreement is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Agreement and (ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, subject to Section 9.07, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Notes owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

Section 7.08 Release of Guarantor. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of (except to the Issuer, BTI or any

Subsidiary of the Issuer or BTI) or liquidated in compliance with the requirements of this Agreement (or such sale or other disposition or liquidation has been approved in writing by the Required Holders) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of this Agreement, to the extent applicable, such Guarantor shall be released from this Agreement and this Agreement shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more persons that own, directly or indirectly, all of the capital stock or partnership interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 7.08).

ARTICLE VIII. ADDITIONAL POWERS OF AGENTS

Section 8.01 Appointment. Each of the Note Purchasers hereby irrevocably appoints the Agent as its agent hereunder and under the other Note Purchase Documents, and the Collateral Agent as its collateral agent to act on behalf of the Note Purchasers hereunder and under the other Note Purchase Documents, and in each case authorizes the Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent and/or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, without limitation, the right of the Collateral Agent to sign, file or authorize the filing of, and otherwise perform each act necessary in connection with, the release of any lien as a result of any permitted sale, lease, transfer or disposal of assets in accordance with the Note Purchase Documents. Any reference herein to the Agent shall include the Agent in its capacity as Agent hereunder and in any Note Purchase Document and any reference herein to the Collateral Agent shall include the Collateral Agent in its capacity as Collateral Agent hereunder and under any Note Purchase Document. Each Note Purchaser does hereby make, constitute and appoint the Agent or the Collateral Agent, as the case may be, its true and lawful attorney-in-fact with full powers of substitution and resubstitution for such Note Purchaser and in its name, place and stead, in any and all capacities, to execute for such Note Purchaser and on its behalf any document or agreement for which the Agent or the Collateral Agent, as the case may be, is empowered to act on behalf of such Note Purchaser under this Article VIII, granting to the Agent or the Collateral Agent, as the case may be, full power and authority to do and perform each act requisite and necessary to be done, as fully to all intents and purposes as the Note Purchaser could do in person, provided that such power shall be granted only to the extent necessary to undertake the actions permitted to be done or taken by the Agent or the Collateral Agent under this Article VIII and the Note Purchase Documents. Each of the Note Purchasers hereby irrevocably authorizes the Agents to take such action on their behalf under the provisions of this Agreement, the other Note Purchase Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. The Agent and the Collateral Agent may perform any of their respective duties hereunder by or through their respective officers, directors, agents, employees or affiliates. Neither the Agent and the Collateral Agent shall have, by reason of this Agreement or any of the other Note Purchase Documents, a fiduciary relationship in respect of any Note Purchaser or the Parent, and nothing in this Agreement or any of the other Note Purchase Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent and the Collateral Agent any obligations in respect of this Agreement or any of the other Note Purchase Documents except as expressly set forth herein or therein. Each Note Purchaser hereby accepts the pledges, mortgages and fiduciary assignments created for its benefit under the Security Agreement and empowers the Collateral Agent to enter into such agreements and act as Collateral Agent on behalf and for the benefit of each Note Purchaser. The provisions of this Article VIII are solely for the benefit of the Agent and the Collateral Agent and the Note Purchasers, and neither the Parent nor any of the Subsidiaries or Affiliates of the Parent shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent and the Collateral Agent shall act solely as agents of the Note Purchasers and neither the Agent nor the Collateral Agent shall assume and shall be deemed to have assumed any fiduciary relationship or other obligation or relationship of agency or trust with the Parent or for any of its Subsidiaries or Affiliates.

Section 8.02 Rights of Agent. With respect to its obligation to make Notes under this Agreement, the Agent shall have the rights and powers specified herein for a “Note Purchaser” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Note Purchasers,” “Required Holders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as such (as the case may be). The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, the Parent or any of their Affiliates (or any Person engaged in similar business with the Parent or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from the Parent or any of their Affiliates for services in connection with this Agreement and otherwise without having to account for the same to the Note Purchasers.

Section 8.03 Administration of the Collateral. The Collateral Agent shall administer the Collateral and any Lien thereon for the benefit of the Note Purchasers in the manner provided herein and in the Security Agreement and in any other related Note Purchase Documents; provided, however, that in the event of conflict between the provisions relating to administration of Collateral included in this Agreement and those included in the Security Agreement, the latter shall prevail. The Collateral Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it hereunder and as Collateral Agent under the Security Agreement and related documents and applicable law and as shall be directed by the Required Holders. Upon payment in full of all Obligations under the Note Purchase Documents, the Collateral Agent and its Affiliates shall promptly release any and all Liens, Collateral and other security arrangements entered into in connection with this Agreement, the Note Purchase Documents and the transactions contemplated hereby and thereby.

Section 8.04 Application of Proceeds. Except as otherwise specifically provided herein and in the other Note Purchase Documents, the proceeds of any collection, sale, disposition, foreclosure or other realization of all or any part of the Collateral shall be applied by the Collateral Agent in the following order of priority:

(a) FIRST: to the payment of all costs, taxes and expenses of such collection, sale, disposition, foreclosure or other realization, including reasonable compensation to the Collateral Agent, the Agent, and their respective agents and counsel in connection therewith, and all other expenses, liabilities and advances made or incurred by the Agent or Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification under any Collateral Document and all advances made by the Agent or Collateral Agent under any Collateral Document for the account of any Obligor, and to the payment of all costs and expenses paid or incurred by the Agent or Collateral Agent in connection with the exercise of any right or remedy under any Collateral Document;

(b) SECOND: to the payment of any other amounts payable to the Agent in its capacity as Agent under the Note Purchase Documents;

(c) THIRD: to the payment of the accrued and unpaid interest in respect of the Notes;

(d) FOURTH: to the payment of the outstanding principal and Prepayment Fee due under the Notes, if any;

(e) FIFTH: to the payment of all other unpaid Obligations of the Obligors under the Note Purchase Documents, if any; and

(f) SIXTH: any surplus remaining after payment of the foregoing amounts shall be paid to the Issuer by the Agent, subject, however, to the rights of the holder of any then existing Lien of which the Agent has actual notice (without investigation); it being understood that the Issuer shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the sums referred to in clauses (a) through (e) of this Section 8.04.

Section 8.05 Duties of Agents. The Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Purchase Documents. Without limiting the generality of the foregoing, (a) neither the Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Purchase Documents that the Agent or the Collateral Agent is required to exercise in writing by the Required Holders, and (c) except as expressly set forth herein and in the other Note Purchase Documents, neither the Agent nor the Collateral Agent shall have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the entity serving as the Agent, Collateral Agent or any of their Affiliates in any capacity. Neither the Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Holders or in the absence of its own gross negligence or willful misconduct. Neither the Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice thereof is given to the Agent or Collateral Agent by the Parent or a Note Purchaser, and neither the Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Note Purchase Document, (w) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Purchase Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth herein or therein, other than to confirm receipt of items expressly required to be delivered to the Agent or the Collateral Agent. In the event that the Agent or the Collateral Agent receives such a notice, such agent shall give prompt notice thereof to the other Note Purchasers and the Parent (if received from a Note Purchaser) or to the Note Purchasers (if received from the Parent).

Section 8.06 Reliance by Agents. The Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent and the Collateral Agent may consult with legal counsel (who may be counsel for a Note Purchaser, the Parent or any Subsidiary), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.07 Appointment of Sub-Agents. The Agent and the Collateral Agent may perform any and all their respective duties and exercise its rights and powers by or through any one or more sub-agents appointed by the applicable Agent or the Collateral Agent, as applicable. The Agent, the Collateral Agent and any such sub-agents may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agents and to the Affiliates of the Agent and the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent and the Collateral Agent.

Section 8.08 Resignation of Agents. The Agent and the Collateral Agent may resign at any time by notifying the Note Purchasers and the Parent. Upon any such resignation, the Required Holders shall have the right, in consultation with the Parent, to appoint a successor. If no successor shall have been so appointed by the Required Holders and shall have accepted such appointment within 30 days after the retiring the agent gives notice of its resignation, then the retiring agent may, upon not less than ten days’ notice, on behalf of the Note Purchasers, appoint a successor Agent or Collateral Agent, as the case may be, or confer all the rights of the agent on the Required Holders. Upon the acceptance of its appointment as the Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) agent and the retiring agent shall be discharged from its duties and obligations hereunder. The fees payable by the Parent to a successor Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the Agent’s or Collateral Agent’s resignation(s) hereunder, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent or Collateral Agent.

Section 8.09 Note Purchaser Non-Reliance. Independently and without reliance upon the Agent or the Collateral Agent, each Note Purchaser, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the issuance of the Notes and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, neither the Agent nor the Collateral Agent shall have any duty or responsibility, either initially or on continuing basis, to provide any Note Purchaser with any credit or other information with respect thereto, whether coming into its possession before the issuance of the Notes or at any time or times thereafter. Neither the Agent nor the Collateral Agent shall be responsible to any Note Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Note Purchase Document or the financial condition of the Parent or any Subsidiary or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Note Purchase Document, or the financial condition of the Parent or any subsidiary or the existence or possible existence of any Default or Event of Default.

Section 8.10 Indemnification. To the extent the Agent or Collateral Agent is not reimbursed and indemnified by the Issuer or other Obligors, the Note Purchasers shall reimburse and indemnify the Agent and the Collateral Agent in proportion to their respective “percentage” as used in determining the Required Holders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including fees and disbursements of any counsel or financial advisor engaged by such Agent and/or the Collateral Agent) which may be imposed on, asserted against or incurred by the Agent or the Collateral Agent in performing its duties hereunder or under any other Note Purchase Document or in any way relating to or arising out of this Agreement or any other Note Purchase Document; provided, however, that no Note Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such agent’s gross negligence or willful misconduct. If the indemnity furnished to the Agent or Collateral Agent by any Note Purchaser for any purpose shall, in the opinion of such agent be insufficient or become impaired, such agent may call for additional indemnity from such Note Purchaser (but not any other Note Purchaser) and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 8.10 shall survive the payment of all Obligations.

Section 8.11 Holders. The Agent and the Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 8.12 Action by Agents. The Agent and the Collateral Agent may take any action on behalf of the Required Holders that has been approved by the Required Holders and any action that has otherwise been specified herein or in any of the other Note Purchase Documents. For the avoidance of doubt, but subject to Section 10.01, the Agent and the Collateral Agent may, with the prior consent of the Required Holders (but not otherwise) consent to any amendment, restatement, supplement, waiver or other modification under any of the Note Purchase Documents.

ARTICLE IX. CERTAIN PAYMENTS

Section 9.01 Pro Rata Treatment.

(a) Except as otherwise provided herein, each payment of principal and interest on the Notes shall be made or shared among the Note Purchasers pro rata according to the respective unpaid principal amounts of the Notes held by such Note Purchasers.

(b) The Note Purchasers hereby agree among themselves that if any Note Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Notes held by it, in excess of its ratable share of payments on account of such Notes obtained by all Note Purchasers entitled to such payments, such Note Purchaser shall promptly (i) turn the same (in kind) over to the other Note Purchasers to the extent necessary so that each Note Purchaser has received such payments in accordance with Section 9.01(a) or (ii) purchase, without recourse or warranty, from the other Note Purchasers such participation in the Notes, as the case may be, as shall be necessary to cause such purchasing Note Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing party, such purchase shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefore shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. The Issuer agrees that any Note Purchaser so purchasing a participation from another Note Purchaser pursuant to this Section 9.02(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Note Purchaser were the direct creditor of the Issuer in the amount of such participation.

Section 9.02 Certain Provisions Regarding Increased Costs. Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Note Purchaser of the principal of or interest on any Note or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Note Purchaser by the United States or the jurisdiction in which such holder has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirements against assets of, deposits with or for the account of or credit extended by any Note Purchaser or shall impose on such Note Purchaser or the London interbank market any other condition affecting this Agreement or Notes purchased by such Note Purchaser and the result of any of the foregoing shall be to increase the cost to such Note Purchaser of making or maintaining any Note or to reduce the amount of any payment received or receivable by such Note Purchaser hereunder or under any of the Notes (whether of principal, interest, or otherwise), then the Issuer agrees to pay to such Note Purchaser in accordance with Section 9.02(c) such additional amount or amounts as may be required to compensate such Note Purchaser for such additional costs incurred or reduction suffered.

(b) If any Note Purchaser shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any amendment or modification after the date hereof to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline had been originally adopted before or after the date hereof) or any change after the date hereof in the interpretation or administration of any such law, rule, regulation, agreement or guideline by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Note Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Note Purchaser’s capital as a consequence of the Notes purchased pursuant hereto to a level below that which such Note Purchaser could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Note Purchaser’s policies with respect to capital adequacy), then from time to time the Issuer agrees to pay to such Note Purchaser such additional amount or amounts as may be required to compensate such holder for any such reduction suffered.

(c) A certificate of any Note Purchaser setting forth in reasonable detail the amount or amounts necessary to compensate such Note Purchaser as specified in subsection (a) or (b) of this Section 9.02 shall be delivered to the Issuer and shall be conclusive absent manifest error. The Issuer agrees to pay such Note Purchaser the amount shown as due on any such certificate within five Business Days after its receipt of the same.

(d) Failure or delay on the part of any Note Purchaser to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Note Purchaser’s right to demand such compensation with respect to such period or any other period. The protection of this clause (d) shall be available to any such Note Purchaser regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

(e) The provisions of this Section 9.02 shall remain operative and in full force and effect regardless of the occurrence of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement, any Note or any other Note Document, or any investigation made by or on behalf of any Note Purchaser.

Section 9.03 Note Purchaser Expenses. If any Note Purchaser incurs costs or expenses of the type specified or similar to those described in Section 9.02 or is funding any portion of its Notes through a credit agreement, line of credit or other loan arrangement

(“Funding Source Agreement”) which contains provisions similar to those set forth in Section 9.02 and such Note Purchaser is required by the terms of such Funding Source Agreement to pay to one or more lenders under such Funding Source Agreement increased amounts similar to those payable under Section 9.02, then the Issuer shall promptly pay to such Note Purchaser, such additional amount or amounts as may be necessary to compensate such Note Purchaser for the increased amounts payable under such Funding Source Agreement.

ARTICLE X. MISCELLANEOUS

Section 10.01 Amendments and Waivers, Etc.

(a) Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Issuer and the Required Holders (or the Agent on behalf of the Required Holders consenting), except that no such amendment or waiver may, (A) without the written consent of each Note Purchaser affected thereby, (i) subject to the provisions hereof relating to acceleration or rescission, extend the time of any payment of principal of, reduce the principal amount of, the rate on, or extend the time of payment or method of computation of interest or any fee on, the Notes, (ii) reduce the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) release all or substantially all of the Collateral, (iv) modify or amend the indemnities set forth in Section 10.17 in any manner materially adverse to any Note Purchaser, (v) amend Section 8.12 or Article IX in any manner materially adverse to any Note Purchaser, (vi) modify Section 2.09, if such modification would alter the pro rata treatment of payments required thereby, (vii) amend this Section 10.01 or impose any obligation on any Note Purchaser or make any change that adversely effects the rights of any Note Purchaser disproportionately with the rights of any other Note Purchaser or (viii) amend Section 2.07 and (B) without the prior written consent of at least 66 2/3rd % of Note Purchasers, (i) release any Obligor from its Obligations or limit its liability with regard thereto (except in connection with a Permitted Reorganization) or as pursuant to Section 7.08, (ii) further restrict the Persons included under the definition of “Eligible Assignee” or amend Section 2.12 in any manner that would further restrict transfers of the Notes pursuant thereto, or (iii) amend, restate, supplement, waive or otherwise modify the Intercreditor and Subordination Agreements in a manner that would adversely effect the rights of any Note Purchaser disproportionately with the rights of any other Note Purchaser; provided, however, that in the case of (A)(vii) and (B)(iii) above, the written consent of each Note Purchaser disproportionately effected also shall be required.

(b) Binding Effect, Etc. Any amendment or waiver consented to as provided in this Article X applies equally to all Note Purchasers and the Agent and is binding upon them and upon each future Note Purchaser and the Agent (including Transferees) and upon the Issuer without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer and any Note Purchaser or the Agent nor any delay in exercising any rights under this Agreement, under any Note or under any other Note Purchase Document shall operate as a waiver of any rights of any Note Purchaser or the Agent. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

(c) Notes held by the Issuer, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Note Purchase Document, or have directed the taking of any action provided in this Agreement, in the Notes or in any other Note Purchase Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding.

(d) Replacement of Note Purchaser. The Issuer may replace any Note Purchaser that becomes a Non-Consenting Note Purchaser (as defined below in this Section 10.01(d)), upon ten (10) Business Days’ prior written notice to the Agent and such Non-Consenting Note Purchaser, and such Non-Consenting Note Purchaser shall be obligated to transfer and assign pursuant to Section 2.12 all of its rights and obligations under this Agreement to a Replaced Note Purchaser (a “Replaced Note Purchaser”) for a purchase price equal to the outstanding principal amount of the Non-Consenting Note Purchaser’s principal debt and such Non-Consenting Note Purchaser’s ratable share of all accrued but unpaid accrued interest and fees and other amounts payable hereunder, provided that (i) neither the Agent nor any Note Purchaser shall have any obligation to the Issuer to find a Replaced Note Purchaser and (ii) in no event shall the replaced Non-Consenting Note Purchaser be required to pay or surrender to such Replaced Note Purchaser any of the fees paid to such replaced Non-Consenting Note Purchaser prior to the effectiveness of such assignment. In the case of a Note Purchaser to which the Issuer becomes obligated to pay additional amounts prior to such Note Purchaser being replaced, the payment of such additional amounts shall be a condition to the replacement of such Note Purchaser. In the event that (i) the Issuer or the Agent has requested the Note Purchasers to consent to a departure or waiver of any provisions of the Note Purchase Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Note Purchasers or all affected Note Purchasers in accordance with the terms of this Section 10.01 and (iii) at least 66 2/3rd % of Note Purchasers have agreed to such consent, waiver or amendment, then any Note Purchaser who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Note Purchaser”.

Section 10.02 Notices, Etc. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by a recognized overnight delivery service (with charges prepaid), or (d) in the case of periodic notices to the Note Purchasers as a group, by email (so long as the Agent receives a copy of such notice so sent via email and by one of the other foregoing notice methods). Any such notice must be sent:

(a) if to a Note Purchaser or its nominee, to such Note Purchaser or nominee at the address specified for such communications in Schedule I, or at such other address as a Note Purchaser (including any Transferee) or a nominee shall have specified to the Issuer and the Agent in writing,

(b) if to the Agent, to Tennenbaum Capital Partners, LLC, 2951 28th Street, Suite 1000, Santa Monica, California 90405, Attention: General Counsel; or

(c) if to the Issuer, to the attention of Chief Financial Officer, 7037 Old Madison Pike, Suite 400, Huntsville, AL 35806, or at such other address as the Issuer shall have specified to the Note Purchasers in writing.

(d) Notices under this Section 10.02 shall be deemed effective upon the earlier of receipt thereof or 3 days from the date on which such notice was sent.

Section 10.03 No Waiver; Remedies. No failure on the part of any Note Purchaser or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04 Costs and Expenses; Survival.

(a) The Issuer agrees to pay promptly (a) all the actual and documented costs and expenses of negotiation, preparation and execution of the Note Purchase Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective); (b) all the costs of furnishing all opinions by counsel for the Obligors (including any opinions requested by the Collateral Agent, the Agent or the Note Purchasers as to any legal matters arising hereunder) and of any Obligor’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Note Purchase Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (c) the reasonable and documented fees, expenses and disbursements of counsel to the lead Note Purchaser and the Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Note Purchase Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective) and any other documents or matters requested by any Obligor; (d) all the actual costs and reasonable and documented expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of the Note Purchasers pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Collateral Agent and of counsel providing any opinions that the Collateral Agent or the Note Purchasers may request in respect of the Collateral Documents or the Liens created pursuant thereto; (e) all the actual costs and reasonable and documented expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Collateral Agent or the Note Purchasers or any of their counsel) of obtaining and reviewing any environmental audits or reports provided hereunder; (f) the costs incurred by the Collateral Agent in connection with the custody or preservation of any of the

Collateral; (g) all costs and documented expenses, including reasonable and documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Collateral Agent and the Note Purchasers in enforcing any Obligations of or in collecting any payments due from any Obligor hereunder or under the other Note Purchase Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (h) all costs and expenses incurred by the Note Purchasers in obtaining periodic appraisals and market valuations of the Notes from time to time as required or otherwise desirable (as determined by the applicable Note Purchaser at its sole discretion) pursuant to any Funding Source Agreement or other Contractual Obligation of a Note Purchaser. The Issuer shall pay, and shall save each Note Purchaser and the Agent harmless from, all claims in respect of reasonable and documented fees, costs or expenses if any, of brokers and finders (other than those retained by a Note Purchaser or the Agent).

(b) The obligations of the Issuer under this Section 10.04 shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Purchase Document, and the termination of this Agreement.

Section 10.05 Confidentiality. “Confidential Information” means information, written or oral, delivered to a Note Purchaser or the Agent by or on behalf of any Obligor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or was marked, labeled or otherwise adequately identified, including without limitation identified as such orally by a Senior Officer, when received by a Note Purchaser or the Agent as being confidential information of any Obligor, provided that such term does not include information that (a) was publicly known or otherwise known to such Note Purchaser or the Agent prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Note Purchaser or the Agent or any person acting on its behalf, (c) otherwise becomes known to such Note Purchaser or the Agent other than through disclosure by any Obligor or their employees, agents or affiliates, or (d) constitutes financial statements delivered to such Note Purchaser or the Agent hereunder that are otherwise publicly available. Each Note Purchaser and the Agent shall maintain the confidentiality of Confidential Information, provided that such Note Purchaser and the Agent may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure is reasonably required for the administration of the investment represented by such Note Purchaser’s Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 10.05, (iii) any other Note Purchaser or the Agent, (iv) any Person to which such Note Purchaser sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.05), (v) any Person from which such Note Purchaser offers to purchase any security of the Issuer (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.05), (vi) as required by any federal or state regulatory authority having jurisdiction over such Note Purchaser or the Agent, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Note Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Note Purchaser, (B) in response to any subpoena or other legal process, (C) in connection with any litigation to which such Note Purchaser or the Agent is a party or (D) if an Event of Default has occurred and is continuing, to the extent such Note Purchaser or the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes, this Agreement or any other Note Purchase Document. Notwithstanding anything to the contrary set forth herein, in any other Note Purchase Document or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Notes (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Notes and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of U.S. Treasury Regulations Section 1.6011. Nothing contained in this provision shall prohibit any Note Purchaser from disclosing its own participation in the Transactions or other information (except Confidential Information) about the Transactions after the Closing as may be used in good faith by such Note Purchasers for its marketing purposes in a manner consistent with customary industry practice. As to any Note Purchaser and to TCP, this Section 10.05 supersedes in its entirety that certain Confidentiality Agreement by and between TCP and the Parent dated as of March 4, 2005.

Section 10.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.07 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 10.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 10.09 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 10.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER NOTE PURCHASE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS FINANCING TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED HEREUNDER OR THEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH SHALL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS UNDER THE NOTE PURCHASE DOCUMENTS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER NOTE PURCHASE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES SOLD HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.11 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under the Notes at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased or deemed purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in the Note had at all times been in effect. In addition, if and when the Notes purchased or deemed purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in the Notes had at all times been in effect, then to the extent permitted by law, the Parent shall pay to the Note Purchasers an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Note Purchasers and the Parent to conform strictly to any applicable usury laws. Accordingly, if any Note Purchaser contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Note Purchaser’s option be applied to the outstanding amount of the Notes purchased or deemed purchased hereunder or be refunded to the Parent.

Section 10.12 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Note Purchaser and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any such Note Purchaser or its Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations now or hereafter existing, whether or not any Note Purchaser shall have made any demand under this Agreement or the other Note Purchase Documents and although such Obligations may be unmatured. The rights of the Note Purchasers and their Affiliates under this Section 10.12 are in addition to the other rights and remedies (including other rights of set-off) which such Persons may have.

Section 10.13 Marshalling; Payments Set Aside. No Note Purchaser shall be under any obligation to marshal any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Obligations. To the extent that any Obligor makes a payment or payments to the Agent, the Collateral Agent or any Note Purchaser or the Agent, Collateral Agent or any Note Purchaser enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.14 Limitation of Liability. THE OBLIGORS AGREE THAT NO INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY (WHETHER DIRECT OR INDIRECT, IN CONTRACT, TORT OR OTHERWISE) TO ANY NOTE PURCHASER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, EQUITY HOLDERS OR CREDITORS FOR OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND IN THE OTHER NOTE PURCHASE DOCUMENTS, EXCEPT TO THE EXTENT SUCH LIABILITY IS FOUND IN A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT, HOWEVER, SHALL ANY INDEMNIFIED PERSON BE LIABLE ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES AND EACH OF THE OBLIGORS HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 10.15 Submission to Jurisdiction; Waivers. Each of the Obligors hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Note Purchase Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the co-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof or the United States District Court for the Central District of California and of any California State Court sitting in Los Angeles, California;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.02 or at such other address of which the Note Purchasers and the Agent have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 10.16 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any Transferee) whether so expressed or not; provided, however, that neither the Parent nor its Subsidiaries may assign its rights or obligations under the Note Purchase Documents.

Section 10.17 Indemnification.

(a) The Issuer and the other Obligors shall indemnify and hold harmless each Note Purchaser, the Collateral Agent, the Agent, each person who controls a Note Purchaser within the meaning of the Securities Act or the Exchange Act, in each case, as amended, and each of their respective directors, officers, employees, principals, members, agents, advisors and partners (any and all of whom are referred to as the “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject, under any Applicable Law or otherwise, caused by or arising out of, or allegedly caused by or arising out of, (i) this Agreement, any other Note Purchase Document, any related agreement or any transaction contemplated hereby or thereby (including, without limitation, any failure to purchase the Notes other than by reason of a breach of this Agreement by the Indemnified Party), (ii) any enforcement of any of the Note Purchase Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), or

(iii) any Environmental Action relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Parent or any of its Subsidiaries.

(b) Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party shall notify the Parent of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Issuer or the other Obligors of their obligations under this Section 10.17 with respect to such Indemnified Party, except to the extent that such Obligor is actually prejudiced by such failure. The Parent shall assume the defense of such claim, action or proceeding and shall employ counsel satisfactory to the Indemnified Party and shall pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party shall be entitled, at the expense of the Issuer and the other Obligors, to employ counsel separate from counsel for the Parent and for any other party in such action if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Parent not advisable. NO OBLIGOR SHALL BE REQUIRED TO INDEMNIFY ANY INDEMNIFIED PARTY FOR ANY LOSSES, CLAIMS, DAMAGES AND LIABILITIES TO THE EXTENT ANY SUCH LOSSES, CLAIMS, DAMAGES OR LIABILITIES ARE A RESULT OF SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.

(c) THE INDEMNIFICATION PROVISIONS IN THIS SECTION 10.17 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.17 may be unenforceable in whole or in part because they are violative of any Applicable Law or public policy, the Issuer and the other Obligors shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all indemnified liabilities incurred by Indemnified Parties or any of them.

Section 10.18 Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein and in the other Note Documents shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by a Note Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Note Purchaser (including any Transferee), regardless of any investigation made at any time by or on behalf of any Purchaser (including any Transferee). All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Note Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between the Note Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 10.19 Authorization for Intercreditor and Subordination Agreements. Each of the Note Purchasers party hereto authorizes and directs the Agents to execute on their behalf the Intercreditor and Subordination Agreements and agrees to be bound by the terms thereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TENNENBAUM CAPITAL PARTNERS, LLC, as Agent

By:	TENNENBAUM & CO., LLC
Its:	Managing Member

TCP AGENCY SERVICES, LLC, as Collateral Agent

By:	TENNENBAUM CAPITAL PARTNERS, LLC
Its:	Managing Member

By:	TENNENBAUM & CO., LLC
Its:	Managing Member

SPECIAL VALUE BOND FUND II, LLC, as Note Purchaser

By:	SVIM/MSM II, LLC
Its:	Managing Member

By:	TENNENBAUM & CO., LLC
Its:	Managing Member

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC, as Note Purchaser

By:	SVAR/MM, LLC
Its:	Managing Member

By:	TENNENBAUM CAPITAL PARTNERS, LLC
Its:	Managing Member

By:	TENNENBAUM & CO., LLC
Its:	Managing Member

Each of the above by:

/s/ Howard M. Levkowitz
Name:	Howard M. Levkowitz
Title:	Managing Partner

UNITED INSURANCE COMPANY OF AMERICA, as Note purchaser

By	/s/ Eric J. Draut
Name:	Eric J. Draut
Title	Assistant Treasurer

3

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as Note Purchaser

By:	Babson Capital Management LLC as Investment Adviser

By:	/s/ Michael L. Klofas
Name:	Michael L. Klofas
Title:	Managing Director

MASSMUTUAL PARTICIPATION INVESTORS, as Note Purchaser

By:	/s/ Michael L. Klofas
Name:	Michael L. Klofas
Title:	Vice President

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not binding upon, nor shall resort be had to the property of, any of the trustees, shareholders, officers, employees or agents of such Trust individually, but the Trust’s assets and property only shall be bound.

MASSMUTUAL CORPORATE INVESTORS, as Note Purchaser

By:	/s/ Michael L. Klofas
Name:	Michael L. Klofas
Title:	Vice President

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the trustees, shareholders, officers, employees or agents of such Trust but the Trust’s assets and property only shall be bound.

TOWER SQUARE CAPITAL PARTNERS, L.P., as Note Purchaser

By:	Babson Capital Management LLC as Investment Manager

By:	/s/ Michael L. Klofas
Name:	Michael L. Klofas
Title:	Managing Director

INTERSTATE FIBERNET INC., as Issuer

By:	/s/ Richard E. Fish
Name:	Richard E. Fish
Title:	Chief Financial Officer

ITC^DELTACOM, INC., as Guarantor

By:	/s/ Richard E. Fish
Name:	Richard E. Fish
Title:	Chief Financial Officer

ITC^DELTACOM COMMUNICATIONS, INC., as Guarantor

By:	/s/ Richard E. Fish
Name:	Richard E. Fish
Title:	Chief Financial Officer

DELTACOM INFORMATION SYSTEMS, INC., as Guarantor

By:	/s/ Richard E. Fish
Name:	Richard E. Fish
Title:	Chief Financial Officer

BTI TELECOM CORP., as Guarantor

By:	/s/ Richard E. Fish
Name:	Richard E. Fish
Title:	Chief Financial Officer

BUSINESS TELECOM, INC., as Guarantor

By:	/s/ Richard E. Fish
Name:	Richard E. Fish
Title:	Chief Financial Officer

BUSINESS TELECOM OF VIRGINIA, INC., as Guarantor

By:	/s/ Richard E. Fish
Name:	Richard E. Fish
Title:	Chief Financial Officer